SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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Rockville Financial, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ROCKVILLE FINANCIAL, INC.
P.O. Box 660, Rockville, CT 06066
March 23, 2010
Dear Shareholder:
          You are cordially invited to attend the annual meeting of shareholders of Rockville Financial, Inc. The meeting will be held at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut on Tuesday, April 27, 2010 at 10:00 a.m.
          At the Annual Meeting you will be asked to: (1) elect three Directors; (2) ratify the appointment of Wolf & Company, P.C. as our independent auditors for the current year; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
          The Board of Directors unanimously recommends that you vote FOR the election of the Board’s nominees for election as Director and FOR the ratification of Wolf & Company, P.C. as our independent auditors. We encourage you to read the accompanying Proxy Statement, which provides information regarding Rockville Financial, Inc. and the matters to be voted on at the Annual Meeting. We have also enclosed a copy of our Annual Report to Shareholders.
          It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted.
          We look forward to seeing you at the meeting.
Sincerely,

William J. McGurk
President and Chief Executive
Officer

ROCKVILLE FINANCIAL, INC.
25 Park Street, Rockville, CT 06066
(860) 291-3600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2010

          NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Rockville Financial, Inc. (the “Company” or “Rockville”), the holding company for Rockville Bank (the “Bank”) will be held on Tuesday, April 27, 2010, at 10:00 a.m., at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut 06074 for the following purposes:
1.	To elect three (3) Directors of the Company.

2.	To ratify the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year ending December 31, 2010.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.
          Pursuant to the Company’s bylaws, the Board of Directors of the Company has fixed the close of business on March 5, 2010, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors

Judy Keppner
March 23, 2010	Secretary

ROCKVILLE FINANCIAL, INC.
25 Park Street, Rockville, CT 06066
(860) 291-3600

PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rockville Financial, Inc. (the “Company” or “Rockville”) the holding company for Rockville Bank (the “Bank”) to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) which will be held at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut on Tuesday, April 27, 2010 at 10:00 a.m., and at any adjournment thereof. This Proxy Statement is expected to be first mailed to shareholders on or about March 23, 2010.
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
          The Annual Meeting has been called for the following purposes: (1) to elect three Directors of the Company; (2) to ratify the appointment of Wolf & Company, P.C. as our independent auditors for the year ended December 31, 2010; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
          If you vote using the enclosed form of proxy, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted FOR the election of the Board’s nominees as Director and FOR the ratification of the appointment of Rockville’s independent auditors. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The proxies confer discretionary authority to vote on any matter of which Rockville did not have notice at least 30 days prior to the date of the Annual Meeting.
SOLICITATION OF PROXIES
          All costs of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors, officers and other employees of the Company or the Bank may solicit proxies personally, by telephone or other means without additional compensation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock.
REVOCATION OF PROXIES
          Shareholders who execute proxies retain the right to revoke them. A shareholder giving a proxy may revoke it at any time prior to its exercise by (i) filing with the Secretary of the Company written notice of revocation, (ii) submitting a duly-executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. Unless so revoked, the shares represented by the proxies will be voted according to the shareholder’s instructions on the proxy or, if no instructions are given, in favor of the Proposals described in this Proxy Statement. In addition, shares represented by proxies will be voted as directed by the Board of Directors with respect to any other matters that may properly come before the Annual Meeting or any adjournment. Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

WHO CAN VOTE
          Only shareholders of record as of the close of business on March 5, 2010, are entitled to vote at the Annual Meeting. On the record date, there were 19,554,774 shares of common stock, no par value, (the “Common Stock”) issued and outstanding. The Company has no other class of securities outstanding at this time. Each share of Common Stock is entitled to one vote except as described below. All votes, whether voted in person or by proxy, will be tabulated by the Company’s Inspector of Elections appointed for the Annual Meeting by the Board of Directors. Abstentions and broker non-votes are counted for purposes of establishing a quorum. Pursuant to the Company’s Certificate of Incorporation, shareholders are not entitled to cumulate their votes for the election of Directors. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting (after subtracting any shares in excess of the Limit described below) is necessary to constitute a quorum.
          As provided in the Company’s Certificate of Incorporation, holders of Common Stock other than Rockville Financial MHC, Inc. (the “Mutual Holding Company”) who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to vote with respect to shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.
VOTING PROCEDURES
          The Mutual Holding Company owned 55% of the outstanding shares of the Company’s Common Stock as of March 5, 2010. See Corporate Governance — General, below at page 3. All shares of Common Stock owned by the Mutual Holding Company will be voted in accordance with the instructions of the Board of Directors of the Company. The Mutual Holding Company is expected to vote such shares “FOR” the nominees for election as a Director and “FOR” the ratification of the appointment of Wolf & Company, P.C. as our independent auditors. Because the Mutual Holding Company holds in excess of 50% of the outstanding shares of the Common Stock, the votes it casts will ensure the presence of a quorum and determine the outcome of the election of the Director-nominees and the ratification of the appointment of the independent auditors.
          There is no cumulative voting for the election of Directors, and they are elected by a plurality of the vote. At the Annual Meeting, three Directors will be elected. Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast at the Annual Meeting. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to ratify the appointment of the independent auditors. Broker non-votes, however, are not counted as present and entitled to vote on the proposals, and have no effect on that vote. Unlike in years past, the election of directors this year is considered a “non-routine” matter pursuant to a recent rule change. Therefore, if you do not provide your broker or nominee with voting instructions with regard to the election of directors, your broker or nominee will not be able to vote your shares on the director vote.
          Executed but unmarked proxies will be voted FOR all proposals.
          Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters as determined by a majority of the Board of Directors.
          Enclosed with this Proxy Statement is the Company’s Annual Report to Shareholders for the year ended December 31, 2009, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

CORPORATE GOVERNANCE
General
          The Company was formed on December 17, 2004 as a state-chartered, mid-tier stock holding company. Fifty-five percent of the Company’s common stock is owned by Rockville Financial MHC, Inc., a state-chartered mutual holding company. The Company holds all of the common stock of Rockville Bank (“the Bank”).
          The business and affairs of the Company are managed by or under the direction of its Board of Directors. Members of the Board of Directors inform themselves of the Company’s business through discussions with its President and Chief Executive Officer and with other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.
Independence of Board of Directors and Members of Its Committees
          It is the policy of the Company’s Board of Directors that a majority of its Directors be independent of the Company and its subsidiaries within the meaning of applicable laws and regulations and the listing standards of the NASDAQ Global Select Stock Market.
          Since the Company’s formation in 2004 and for many years prior thereto as a mutual savings bank, Rockville’s Board of Directors has been chaired by an independent member of the Board. That leadership structure reflects the Board’s philosophy that its responsibility to oversee the Company is most appropriately served by having a Board Chairman who is independent. The Chairman of the Board works with the President and Chief Executive Officer on Board procedures so as to maintain objectivity while at the same time taking advantage of the banking experience and insight of management in order to make effective use of the Board for the Company’s benefit. While the Board believes it important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer in any manner that it determines from time to time to be in the best interests of the Company, it has no plans to alter its current philosophy of separation.
          The Company’s Board of Directors has affirmatively determined that the Directors nominated for election at the annual meeting and all Directors of the Company whose terms continue are independent, with the exception of William J. McGurk, the Company’s President and Chief Executive Officer, and Joseph F. Jeamel, Jr., the Company’s Executive Vice President. The Company’s Board of Directors has also affirmatively determined in accordance with the Company’s Audit Committee Independence Determination Policy that the Board’s Audit Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Global Select Stock Market and the Company’s corporate guidelines as set forth in the Company’s Audit Committee Charter, which is attached hereto as Appendix A. In addition, the Company’s Board of Directors has affirmatively determined that the Board’s Human Resources Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, and the listing standards of the NASDAQ Global Select Stock Market.
Independence Standards
          As described above, the Company’s Board of Directors examines the independence of its members annually. In order for a Director to be considered independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered independent if, among other things, the Director:
1.	Has been employed by the Bank or its affiliates in the current year or past three years.

2.	Accepts directly or indirectly any consulting, advisory or other compensatory fee from the Bank or any affilitate thereof, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee and other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Bank, provided such compensation is not contingent in any way on continued service.

3.	Has accepted, or has an immediate family member who has accepted, any payments from the Bank or its affiliates in excess of $120,000 during any of the three previous fiscal years (except for board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

4.	Has an immediate family member who is, or has been in the past three years, employed by the Bank or its affiliates as an executive officer.

5.	Has been a partner, controlling shareholder or an executive officer of any “for profit” business to which the Bank made or from which it received, payments (other than those which arise solely from investments in the Company’s securities) that exceed five percent of the entity’s or the Bank’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

6.	Has been employed as an executive of another entity where any of the Bank’s executives serve on that entity’s compensation committee.
Board Meetings and Committees
          The business of the Company’s and the Bank’s Boards of Directors is conducted through monthly meetings and activities of the Boards and their committees. The Board of Directors of the Bank consists of those persons who serve as Directors of the Company. Additionally, members of the Company’s committees serve on the identical committees of the Bank. During 2009, the Board of Directors held twelve regular meetings. No current Director attended fewer than 75% of the aggregate of the Bank’s and the Company’s Board and committee meetings in 2009, of which he or she was a member, during the period he or she was a Director and a committee member, with the exception of Mr. McGurk who attended 73% of the aggregate of the Bank’s and the Company’s Board and committee meetings in 2009.
          Mr. McGurk was excused from certain Board meetings in 2009 pursuant to a succession planning exercise that was approved in advance by the Board of Directors. In connection with his announced intention to retire, several Board meetings in 2009 were conducted by a Bank senior officer selected in advance and briefed to serve in the Chief Executive Officer’s stead at the meeting. This program was to give internal potential successors to the position an opportunity to conduct Board meetings and lead discussions. The Chief Executive Officer was fully aware of all agenda items for each missed meeting and individually briefed each presenter in preparation for the meeting. This program was completed and the Chief Executive Officer intends to be physically present at all future Board meetings. The standing committees of the Board are discussed below.
Director Attendance at Annual Meetings of Shareholders
          It is the Company’s policy to encourage the attendance of each member of the Board of Directors at the Company’s Annual Meeting of Shareholders. The Company expects all of its Directors to attend the Annual Meeting. Last year, all of the Directors attended the 2009 Annual Meeting.
Committees of the Board of Directors
          The Company’s Board of Directors has five committees: the Audit Committee (as described below), the Human Resources Committee (as described below), the Asset/Liability Committee, the Executive Committee and the Lending Committee. The Company also has a Nominating Committee whose members include both members of the Company’s Board of Directors and individuals who are not Directors of the Company. See below — The Nominating Committee and Selection of Nominees for the Board. Each of the above committees is a joint committee of the Company and the Bank. The Board of Directors may, by resolution, designate one or more additional committees.
          The Audit Committee, consisting of Directors Thomas S. Mason, Chairman, Stuart E. Magdefrau, Vice Chairman, David A. Engelson, and Raymond H. Lefurge, Jr., meets periodically with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal audit, compliance and financial reporting matters. This committee met six times during the year ended December 31, 2009. Each member of the Audit Committee is independent in accordance with the Company’s Audit Committee Independence Determination Policy, the listing standards of the NASDAQ Global Select Stock Market and the Securities and Exchange Commission’s (“SEC”) Audit Committee independence standards. The Board of Directors has determined that Mr. Lefurge and Mr. Magdefrau are audit committee financial experts under the rules of the SEC. The Audit Committee acts under a written charter adopted by the Board of Directors, which is attached hereto as Appendix A. All of the members of the Audit Committee have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.

          The Human Resources Committee currently consists of Directors David A. Engelson, Chairman, C. Perry Chilberg, Vice Chairman, Raymond H. Lefurge, Jr. and Rosemarie Novello Papa. This committee met five times during the year ended December 31, 2009. Each member of the Human Resources Committee is independent in accordance with the listing standards of the NASDAQ Global Select Stock Market. There were no Human Resources Committee “interlocks” during 2009, which generally means that no executive officer of the Company served as a member of the compensation committee or board of directors of another non-tax-exempt company, an executive officer of which serves on the Company’s Human Resources Committee. The Human Resources Committee acts under a written charter adopted by the Board of Directors, which is attached hereto as Appendix B.
The Nominating Committee and Selection of Nominees for the Board
          The Company has adopted a Director Nominations Policy, which is attached hereto as Appendix C, which sets forth the procedure for selecting (i) Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders, (ii) candidates to fill vacancies on the Board in between annual meetings of shareholders, and (iii) Board members for membership on Board committees. The Director Nomination Policy includes a three tier selection process, beginning with an advisory Nominating Committee, which does not have a formal charter, and whose members consist of the Executive Committee of Rockville Bank’s Board of Directors and typically two Corporators of the Mutual Holding Company, although only one Corporator was included in 2009. The current members of the Nominating Committee are Michael A. Bars, C. Perry Chilberg, Raymond H. Lefurge, Jr., Peter F. Olson, William J. McGurk, members of the Bank’s Executive Committee, and David W. Miner, Corporator of the Mutual Holding Company.
          The Nominating Committee is responsible for identifying and recruiting Director candidates. Director candidates are recommended based upon their character and track record of accomplishments in leadership roles as well as their professional and corporate experience, skills and expertise; and more specifically based upon their observance of the highest standards of business and personal ethics and integrity, their active support of community activities in our market area, and their willingness to participate in appropriate business development efforts and Bank outreach events. The Nominating Committee seeks to align Board composition with Rockville Bank’s strategic direction so that the Board’s members bring skills, experience and background that are relevant to the key strategic and operational issues that they will review, oversee and approve. Because being the best community bank in the market is a cornerstone of Rockville Bank’s strategic direction, community outreach and community leadership are important considerations in reviewing and selecting director candidates. Because the Company is a financial institution, familiarity with financial matters is another such important consideration. The Nominating Committee and the other members of the Board view the Company’s Board of Directors as a deliberative body and seek members who are willing to learn from each other and deliberate issues as they arise.
          The Company does not have a diversity policy relating to Board membership, nor has it articulated a specific definition of diversity in this context.
          The Nominating Committee makes its recommendations to the independent members of the Company’s Board of Directors. The independent members of the Board of Directors, by majority vote, recommend Director nominees to the full Board for election and/or re-election to the Board at the annual meeting of shareholders and, if necessary, candidates to fill vacancies on the Board in between annual meetings of the shareholders. In making such recommendations, the independent Directors consider the recommendations of the Nominating Committee but may recommend Director nominees not recommended or considered by the Nominating Committee.
          The Board of Directors then recommends to the shareholders Director nominees for election and/or re-election to the Board at the annual meeting of shareholders only from the candidates recommended by the independent Directors and in accordance with the foregoing procedure.
          The Nominating Committee also reviews and makes recommendations to the Board regarding the re-nomination of each of the Company’s current Directors based on the Director’s performance and the applicability and relevance of his or her background, skills and experience to the Company’s corporate strategy at that time.
          Each nominee for election as a Director at the annual meeting described below under “Election of Directors (Proposal 1)” was recommended to the independent members of the Board by the Nominating Committee in accordance with the procedures set forth above. In determining to recommend re-election of those Directors whose terms expire in 2010, the Nominating Committee and the independent members of the Board reviewed the specific credentials of the three nominees and the collective skill set and experience of the Board. Although the Nominating Committee and Board considered all aspects of the nominees’ credentials and experience, the following attributes were influential in their determinations:
          Mr. Engelson is the executive director of one of the community’s most active and visible social service agencies and is a prior elementary school principal in the community. His long time significant leadership and involvement in community service are valuable to the Board’s overall capabilities.
          Ms. Guenard is an entrepreneur who built her own company in the community and then became a senior officer of a business with significant visibility in the business community. Her experience as an entrepreneur and participation in the business community are valuable to the Board’s overall capabilities.
          Mr. Tkacz is an entrepreneur who owns two community businesses with a significant presence in the construction and residential homeowner markets. His experience as an entrepreneur and participation in the business community are also valuable to the Board’s overall capabilities.
          The nine remaining members of the Company’s Board are currently serving terms that expire in 2011, 2012 and 2013. The Nominating Committee and the Board do not consider the qualifications of these individuals annually. In reviewing the candidates for nomination or re-nomination each year, the Nominating Committee and Board do consider the mix of talents and experience of the entire Board. Among other things, the Nominating Committee and the Board consider the following qualities or experience of those members whose terms expire in 2011, 2012 or 2013 to be significant:
          Mr. Chilberg is an entrepreneur who owns a business with both a consumer retail function and a manufacturing component. His business experience as an entrepreneur in the community is valuable to the Board’s overall capabilities.
          Mr. Jeamel has been both a senior officer of the Company since its formation in 2004 and Rockville Bank since 1990, and has had both operational and financial responsibilities at both institutions. He is one of two management directors on the Board. He is also active on the board of directors of a significant social services agency in the community. His banking and related business and leadership experience, as well as his community service experience, are valuable to the Board’s overall capabilities.
          Ms. Papa has served as the Chairman and continues to serve as a member of the board of directors of the primary voluntary healthcare institution in the community. She also serves on the board of directors of the local community college. Her leadership and community service experience are valuable to the Board’s overall capabilities.
          Mr. Bars is a partner with one of the largest law firms headquartered in the community and serves on the boards of directors of numerous community organizations. His legal and community service experience are valuable to the Board’s overall capabilities.
          Mr. Mason was for over thirty years prior to his retirement the president and treasurer of a prominent insurance agency in the community. His long term experience as an entrepreneur in both the business and retail residential markets in the community are valuable to the Board’s overall capabilities.
          Mr. Olson is the owner of a retail furniture business in the community. His long term experience as an entrepreneur in the retail business community is valuable to the Board’s overall capabilities.
          Mr. Lefurge is a certified public accountant and the president of an accounting firm located in the community. He also is a financial expert. His financial and leadership experience are valuable to the Board’s overall capabilities.
          Mr. Magdefrau is also a certified public accountant practicing with an accounting firm that he founded located in the community. He also is a financial expert. His financial and leadership experience are valuable to the Board’s overall capabilities.
          Mr. McGurk has been the Company’s President and CEO since its formation in 2004 and the President and CEO of Rockville Bank since 1980. He is one of two management directors on the Board. He is active in numerous community non-profits. In addition to his intimate knowledge of the Company’s operations, his 45 years of banking experience and leadership qualities are valuable to the Board’s overall capabilities.

Shareholder Nominations for the Board
          Nominations by shareholders of record will be considered by the Nominating Committee if such nomination is submitted in writing to the Secretary of the Company either by mail or in person at the principal offices of the Bank located at 25 Park Street, Rockville, Connecticut 06066 not less than 100 days prior to any meeting of shareholders called for the election of Directors; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered in person to the Secretary of the Company prior to the earlier of the close of business on the 10th day following (i) the date on which notice of such meeting was given to shareholders; or (ii) the date on which a public announcement of such meeting was first made.
          To be considered, the shareholder’s nomination must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (iv) the name and address of the notifying shareholder; (v) the number of shares of common stock of the Company that are beneficially owned by the notifying shareholder; (vi) any other information relating to the proposed nominee as required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vii) the nominee’s written consent to serve as a Director if elected.
Code of Ethics
          The Company’s Standards of Conduct Policy is designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive officers, including the principal executive officer, the principal accounting officer and employees and is adopted annually. The Standards of Conduct Policy requires that the Company’s Directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Standards of Conduct Policy, Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Conduct Policy
          The Company also has a Whistleblower Policy, which is incorporated into the Standards of Conduct Policy, that requires Directors, executive officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, executive officer or employee who reports actual or apparent violations of the Standards of Conduct Policy. A copy of the Standards of Conduct Policy, including the Whistleblower Policy is available, without charge, upon written request to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066.
Shareholder Communications with the Board
          The Company endeavors to ensure that the Board of Directors or individual Directors, if applicable, consider the views of its shareholders, who may communicate with the Board of Directors by sending a letter or an e-mail to the Company’s Secretary, Judy Keppner (jkeppner@rockvillebank.com) or by written correspondence to the Board of Directors or an individual Director with a copy to Ms. Keppner. All communications to the Board will be reviewed by the Company’s Chairman and President, with appropriate recommendations then being made to the Board. The Company believes that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
General
          The Audit Committee has appointed Wolf & Company, P.C. as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2010, subject to ratification by the shareholders. In making its selection, the Audit Committee considered whether Wolf & Company, P.C.’s provision of services other than audit services is compatible with maintaining the independence of Rockville’s independent accountants. In addition, the Audit Committee reviewed the fees proposed by Wolf & Company, P.C for audit related services and tax services for the year ended December 31, 2010, and concluded that those fees are compatible with the independence of Wolf & Company, P.C.
Audit Fees
          The Audit Committee reviewed the fees described below for audit related services and tax services and concluded that those fees are compatible with the independence of Wolf & Company, P.C. for the year ended December 31, 2009, and the independence of the prior independent registered public accounting firm, Deloitte & Touche LLP for the year ended December 31, 2008 . The following table sets forth the aggregate fees billed by Rockville’s independent registered public accounting firm, Wolf & Company, P.C. for the year ended December 31, 2009, and the prior independent registered public accounting firm, Deloitte & Touche LLP for the year ended December 31, 2008:

	December 31,
	2009	2008
	(In Thousands)
Audit Fees(1)	$327	$599
Audit Related Services	—	—
Tax Services(2)	38	36
Information Technology(3)	30	—

Total	$395	$635

(1)	Includes fees for financial statement audit of the Company, the audit of internal control over financial reporting, quarterly reviews and the audit of Rockville Bank Mortgage, Inc.

(2)	Consists of tax return preparation and tax-related compliance and services.

(3)	Consists of Wolfpac Information Technology, Customer Information and Financial Reporting risk assessment modules and implementation costs.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor
          Consistent with SEC requirements regarding auditor independence, the Audit Committee is required to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Committee reviews annually and pre-approves all audit and permitted non-audit services rendered by the Company’s independent auditors in accordance with the Company’s Audit Committee Charter.
          All engagements of the independent auditor to perform any audit services and non-audit services during 2009 were pre-approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

REPORT OF THE AUDIT COMMITTEE
          In accordance with rules adopted by the SEC, the Audit Committee of the Company’s Board of Directors submits this report for 2009.
          The Audit Committee met six times during the year ended December 31, 2009. The Audit Committee’s responsibilities are to:
•	oversee the external audit of management’s annual financial statements;

•	oversee the internal audit function and the system of internal controls;

•	oversee management of the compliance function; and

•	oversee regulatory reporting.
          The Audit Committee, which is appointed by the Board of Directors, is composed solely of independent Directors in accordance with the Company’s Audit Committee Independence Determination Policy and the rules of the NASDAQ Global Select Stock Market and the SEC. The Audit Committee recommended, and the Board of Directors has adopted, a written Audit Committee Charter, which is attached hereto as Appendix A. In addition, the Audit Committee has taken the following actions:
•	Reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2009 with management of the Company.

•	Discussed with the Company’s independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90.

•	Discussed and received written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1 (“Independence Discussions With Audit Committees”).
          Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which will be filed with the SEC on March 10, 2010.
March 5, 2010
The Audit Committee:
Thomas S. Mason, Chairman
Stuart E. Magdefrau, Vice Chairman
David A. Engelson
Raymond H. Lefurge, Jr.

ELECTION OF DIRECTORS
(Proposal 1)
          The Certificate of Incorporation of the Company provides that the number of Directors shall be as stated in the Company’s Bylaws but shall not be fewer than eight nor more than sixteen. The Certificate of Incorporation further provides that the number of Directors shall only be increased or decreased by the Board of Directors. Currently, the Board of Directors has set the number of Directors at twelve. The Company’s Bylaws provide that no person age 70 or older is eligible for election and/or re-election as a Director.
          Three Directors will be elected at the Annual Meeting to serve for two-year and four-year terms, as applicable, and until his or her successor is elected and qualified. Following the recommendation of the Nominating Committee, the independent members of the Board of Directors have recommended and nominated David A. Engelson, Pamela J. Guenard, and Richard M. Tkacz, all current Board members, for re-election as Director. There are no arrangements known to Management between David A. Engelson, Pamela J. Guenard, and Richard M. Tkacz and any other person pursuant to which such nominee was selected. Messrs. Engelson and Tkacz are nominated for four-year terms to expire in 2014, and Ms. Guenard is nominated for a two-year term to expire in 2012. At each annual meeting, the successors, if any, to the class of Directors whose terms expire at that meeting shall be considered for election to serve two-year and four-year terms and until their successors are elected and qualified.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
OF THE ABOVE NOMINEES FOR DIRECTOR UNDER PROPOSAL 1.
          The persons named on the enclosed proxy intend to vote for the election of Mr. Engelson, Ms. Guenard and Mr. Tkacz, unless the proxy is marked by the shareholder to the contrary. If Mr. Engelson, Ms. Guenard or Mr. Tkacz are unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend, or the Board of Directors may amend the Bylaws to reduce the size of the Board to eliminate the resulting vacancy. The Board knows of no reason why Mr. Engelson, Ms. Guenard or Mr. Tkacz might be unavailable to serve. The table below and on the following pages sets forth certain information with respect to Mr. Engelson, Ms. Guenard and Mr. Tkacz, and each Director continuing in office.
NOMINEE FOR DIRECTOR FOR TWO YEAR TERM TO EXPIRE IN 2012

	Director
	Age(1)	Since(2)
Pamela J. Guenard Since 2004, Ms. Guenard has been a Vice President at Don Brooks & Associates, Inc, a firm specializing in income tax preparation, bookkeeping and payroll services, located in South Windsor, Connecticut. Ms. Guenard is also an owner of Dovetail Woodworks, Inc., a privately held manufacturer of cedar outdoor furniture, located in Ellington, Connecticut.	47	2007

NOMINEES FOR DIRECTOR FOR FOUR YEAR TERMS TO EXPIRE IN 2014

	Director
	Age(1)	Since(2)

David A. Engelson Mr. Engelson was, for nineteen years, the Supervisory Principal of Center Road Elementary School, located in Vernon, Connecticut, until he retired in 2002. He is currently the Executive Director of Hockanum Valley Community Council, Inc., a social service agency, located in Vernon, Connecticut.	66	1998

Richard M. Tkacz Mr. Tkacz is the owner of Rich’s Oil Service, Inc. and Rich’s Plumbing, Heating and Air Conditioning, Inc., privately held oil distributing and HVAC companies located in Enfield, Connecticut.	57	2007
CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2011)

	Director
	Age(1)	Since(2)

C. Perry Chilberg Mr. Chilberg is the Vice President and majority owner of Bergson Tire, Co., Inc., an automotive tire retail business and a manufacturer of truck tire retreads, located in Ellington, Connecticut.	61	1999

Joseph F. Jeamel, Jr. Mr. Jeamel joined Rockville Bank in 1990. He served as Senior Vice President and Chief Financial Officer of Rockville Bank until 2003 when he was promoted to Executive Vice President. In 2005, he was promoted to Chief Operating Officer of Rockville Bank and was appointed Executive Vice President of the Company.	70	2007

Rosemarie Novello Papa Ms. Papa is Past Chair of the Board of Trustees for Eastern Connecticut Health Network and a member of the Board of Trustees for Manchester Community College Foundation.	65	2007

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2012)

	Director
	Age(1)	Since(2)

Michael A. Bars, Vice Chairman Mr. Bars is a partner with the law firm of Kahan, Kerensky & Capossela, LLP, a general practice law firm located in Vernon, Connecticut.	54	2003

Thomas S. Mason Mr. Mason was, for over thirty years, the owner, President and Treasurer of L. Bissell and Son, Inc., an insurance agency, located in Rockville, Connecticut, until he retired in 1995.	70	1989

Peter F. Olson Mr. Olson is the owner of Ladd & Hall Co., Inc., a privately held retail furniture company located in Rockville, Connecticut.	69	1980
CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2013)

	Director
	Age(1)	Since(2)

Raymond H. Lefurge, Jr., Chairman Mr. Lefurge is a certified public accountant. He is the majority shareholder of the auditing, tax and accounting services firm of Lefurge & Gilbert, PC, CPAs, located in Vernon, Connecticut, where he also holds the position of President.	60	2003

Stuart E. Magdefrau Mr. Magdefrau is a certified public accountant, practicing with the firm of Magdefrau, Renner & Ciaffaglione LLC, CPAs, located in Vernon, Connecticut. He was the founding partner of the firm but no longer has an ownership interest in it.	55	1995

William J. McGurk Mr. McGurk joined Rockville Bank in 1980, as President and Chief Executive Officer. In 1981, Mr. McGurk was elected to the Board of Directors. He has over twenty-nine years of commercial and thrift banking experience with Rockville Bank and forty-four years of banking experience. He has extensive experience in the areas of retail and business lending, retail banking, asset management and marketing.	68	1981

(1)	Ages presented are as of December 31, 2009.

(2)	The reported date is the date the individual became a Director of Rockville Bank.

INFORMATION ABOUT EXECUTIVE OFFICERS
Executive Officers of Rockville Financial, Inc.
     The following individuals are the executive officers of Rockville Financial, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
William J. McGurk	68	President and Chief Executive Officer
Joseph F. Jeamel, Jr.	70	Executive Vice President
John T. Lund	39	Senior Vice President, Chief Financial Officer and Treasurer
Judy L. Keppner	51	Secretary

(1)	Ages presented are as of December 31, 2009.
          The executive officers of Rockville Financial, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.
Executive Officers of Rockville Bank
          The following individuals are the executive officers of Rockville Bank and hold the offices set forth below opposite their names:

Name	Age(1)	Position
William J. McGurk	68	President and Chief Executive Officer
Joseph F. Jeamel, Jr.	70	Chief Operating Officer
Christopher E. Buchholz	55	Executive Vice President
John T. Lund	39	Senior Vice President, Chief Financial Officer and Treasurer
Richard C. DiChiara	59	Senior Vice President, Retail Banking Officer
Mark A. Kucia	46	Senior Vice President, Commercial Banking Officer
Laurie A. Rosner	45	Senior Vice President, Marketing and Administrative Services Officer
Richard J. Trachimowicz	55	Senior Vice President, Human Resources and Organizational Development Officer
Darlene S. White	52	Senior Vice President, Operations Officer

(1)	Ages presented are as of December 31, 2009.
          The executive officers of Rockville Bank are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.
Biographical Information of Executive Officers of Rockville Bank Who Are Not Directors
Christopher E. Buchholz, Executive Vice President, joined Rockville Bank in June 2006 and served as the Commercial Banking Market Executive until he was appointed to the position of Senior Vice President, Senior Commercial Banking Officer in late 2006. He was promoted to his current position in July 2007. Prior to joining the Bank, Mr. Buchholz served as Senior Vice President, Market Manager, Business Banking at Bank of America.

John T. Lund, Senior Vice President, Chief Financial Officer and Treasurer, joined Rockville Bank in December 2008. Prior to joining the Bank, Mr. Lund served as a Bank Examiner with the Federal Deposit Insurance Corporation (“FDIC”), out of the Hartford, Connecticut office since 1993.
Richard C. DiChiara, Senior Vice President, Retail Banking Officer, joined Rockville Bank in November 2007. Prior to joining the Bank, Mr. DiChiara served as Senior Vice President, Business Banking at Bank of America. Prior to his transition to Bank of America in 2005, Mr. DiChiara served as Senior Vice President, Business and Professional Services at Webster Bank.
Mark A. Kucia, Senior Vice President, Commercial Banking Officer, joined Rockville Bank in October 2005 and served as the Vice President, Senior Commercial Real Estate Lender until he was promoted to his current position in August 2007. Prior to joining the Bank, Mr. Kucia served as Vice President, Senior Commercial Real Estate Lender at Liberty Bank located in Middletown, Connecticut.
Laurie A. Rosner, Senior Vice President, Marketing and Administrative Services Officer, joined Rockville Bank in July 1991. She has served in various positions at Rockville Bank, including Assistant Corporate Secretary.
Richard J. Trachimowicz, Senior Vice President, Human Resources and Organizational Development Officer, joined Rockville Bank in May 1996 and served as the Senior Vice President, Retail Banking Officer until he was appointed to his current position in May 2007. Prior to 1996, Mr. Trachimowicz served as Manager of Sales and Customer Service for Northeast Savings, located in Hartford, Connecticut.
Darlene S. White, Senior Vice President, Operations Officer, joined Rockville Bank in April 2006. Prior to joining the Bank, Ms. White served as Chief Operating Officer at the Polish National Credit Union, located in Chicopee, Massachusetts.
BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The table below sets forth information as of March 5, 2010, with respect to principal beneficial ownership of Common Stock by each Director and each of the Named Executive Officers, and by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock and with respect to ownership of Common Stock by all Directors and Named Executive Officers of the Company and the Bank as a group.

	Number of Shares
	Beneficially		Percent of
Name and Address of Beneficial Owner	Owned(1)		Class(2)
Rockville Financial MHC, Inc. 25 Park Street Rockville, CT 06066	10,689,250	(3)	54.66%

Independent Directors:

Michael A. Bars	30,800	(4)	*
C. Perry Chilberg	55,800	(5)	*
David A. Engelson	49,079	(6)	*
Pamela J. Guenard	3,500	(7)	*
Raymond H. Lefurge, Jr.	45,600	(8)	*
Stuart E. Magdefrau	35,800	(9)	*
Thomas S. Mason	29,079	(10)	*
Rosemarie Novello Papa	3,008	(11)	*
Peter F. Olson	55,300	(12)	*
Richard M. Tkacz	4,300	(13)	*

Named Executive Officers:

William J. McGurk	184,249	(14)(19)	*
Joseph F. Jeamel, Jr.	81,695	(15)(19)	*
Christopher E. Buchholz	32,690	(16)(19)	*
John T. Lund	1,637	(17)(19)	*
Richard J. Trachimowicz	36,433	(18)(19)	*

All Directors and Executive Officers as a Group (19 persons)	738,948		3.78%

*	Less than 1% of the common stock outstanding.

(1)	Based on information provided by the respective beneficial owners and on filings with the Securities and Exchange Commission made pursuant to the Securities Exchange Act of 1934.

(2)	Based on 19,554,774 shares of common stock issued and outstanding as of March 5, 2010.

(3)	Based solely on information provided in a Schedule 13D filed with the SEC by Rockville Financial MHC,

Inc. All shares are held with sole voting and dispositive power.

(4)	Includes 15,000 shares held by law firm, Kahan, Kerensky & Capossela, LLP, of which Mr. Bars is an equity partner, 8,000 shares of restricted common stock and 7,800 exercisable options to purchase common stock.

(5)	Includes 13,605 shares held by his wife, 12,790 shares held by adult children, 8,000 shares of restricted common stock and 7,800 exercisable options to purchase common stock.

(6)	Includes 5,000 shares held by his wife, 10,000 shares held jointly with his wife, 9,979 shares of restricted common stock and 9,100 exercisable options to purchase common stock.

(7)	Includes 200 shares held jointly with her husband and 2,800 exercisable options to purchase common stock.

(8)	Includes 13,000 shares held jointly with his wife, 7,000 shares held by his wife, 7,800 shares of restricted common stock and 7,800 exercisable options to purchase common stock.

(9)	Includes 9,000 shares held jointly with his wife, 7,000 shares of restricted common stock and 7,800 exercisable options to purchase common stock.

(10)	Includes 5,000 shares held in the Thomas S. Mason Trust, of which Mr. Mason is the trustee, and 5,000 shares held in the Susan C. Mason Trust, of which Mrs. Mason is the trustee. Also includes 9,979 shares of restricted common stock and 8,400 exercisable options to purchase common stock.

(11)	Includes 2,100 exercisable options to purchase common stock.

(12)	Includes 20,000 shares held by his wife, 7,500 shares of restricted common stock and 9,100 exercisable options to purchase common stock.

(13)	Includes 800 shares held by his wife and 2,800 exercisable options to purchase common stock.

(14)	Includes 15,000 shares held jointly with his wife, 50,400 shares of restricted common stock and 72,220 exercisable options to purchase common stock.

(15)	Includes 24,450 shares of restricted common stock and 29,140 exercisable options to purchase common stock.

(16)	Includes 6,320 shares of restricted common stock and 20,750 exercisable options to purchase common stock.

(17)	Includes 200 shares held jointly with his wife, 187 shares of restricted common stock and 1,250 exercisable options to purchase common stock.

(18)	Includes 3,100 shares held jointly with his wife, 2,744 shares of restricted common stock and 11,020 exercisable options to purchase common stock.

(19)	Includes shares allocated to the account of the individuals under the Rockville Bank Employee Stock Ownership Plan. The respective individuals have vested shares as follows: Mr. McGurk — 8,501 shares; Mr. Jeamel — 8,453 shares; Mr. Buchholz — 2,652 shares; Mr. Lund — 0 shares and Mr. Trachimowicz — 6,142 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
          Based solely upon a review of information furnished to the Company pursuant to Rule 16a-3(e) during the year ended December 31, 2009, all of the Company’s Directors and Executive Officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 filed all required reports on a timely basis, except that Ms. Rosner inadvertently filed one such required report two days late.
COMPENSATION DISCUSSION AND ANALYSIS
          Rockville Financial Inc.’s total assets increased $38.1 million, or 2.5%, to $1.6 billion at December 31, 2009, primarily due to a $69.2 million, or 5.4%, increase in loans and additional deposits of $86.6 million, or 8.3%. The Company earned $9.7 million in 2009 compared to a net loss of $1.6 million for the year ended December 31, 2008. The Company’s 2008 earnings results included charges for other- than-temporary-impairment of securities totaling $14.9 million, resulting primarily from an $11.6 million charge for preferred stock of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”) as a result of the actions taken in the third quarter of 2008 to place those agencies into conservatorship.
          Our performance should be placed in the context of a year that saw many financial institutions incur sizable operating losses caused by sharp write-downs of asset valuations and rising loan losses. The ranks of failed banking institutions suffering from seriously impaired capital levels grew considerably throughout the year. There was also much scrutiny and heated debate as to the efficacy of government programs designed to stimulate the flow of credit and the degree of willingness by banks to participate in these efforts.
          Throughout this year and despite the general banking environment, we maintained focus on our core business objectives. We believe that our compensation plans were a driving force behind our ability to remain focused and maintain shareholder value.
Executive Summary
Rockville essentially met its performance goals for fiscal year 2009 as outlined below. As a result of this performance, the executives received their base salaries and 95% — 97% of their target bonus amounts. In addition, executives were granted both stock options and restricted stock in March of 2009. The options and restricted stock vested 20% immediately and will vest 20% annually over the next four years. The grant amounts were determined based on market recommendations provided by the Human Resources Committee’s (the “Committee”) independent compensation consultant, Pearl Meyer & Partners (see below).
          The Committee felt that the cash compensation reflected the performance of the Company and the individuals and did not exercise any discretion as to the bonus amount, instead allowing the payouts based on the formulas approved at the beginning of the year. In the prior fiscal year, the Committee did exercise its discretion with regard to bonus payments for fiscal year 2008 by decreasing the amount payable under the bonus formula by 40% in light of the uncertain economic situation at the time. The Committee did not attempt to provide any amount in recognition of the lost bonus from fiscal year 2008, instead allowing the fiscal year 2009 bonus to pay out at formula.
          The equity compensation granted during the year reflected market-based values as outlined by our independent compensation consultant. We continue to utilize time-based vesting schedules because it is felt to provide a balance of retention value (time-based restricted stock) and incentive (time-based stock options).
          The Named Executive Officers continue to receive benefits that are typically provided to similar executives in the banking industry. These included for the fiscal year, welfare benefits, qualified retirement contributions and additional retirement benefits to make up for the limits placed on qualified contributions or benefits by the Internal Revenue Code. We understand that these supplemental retirement benefits are customarily provided throughout our industry and in many other industries.

          The Committee is satisfied that the compensation to the Named Executive Officers reflects the implementation of the Company’s stated compensation philosophy and that the resulting compensation continues to serve to motivate the executives to act in the Company’s and shareholders’ interests.
Overview
          The following discussion focuses on compensation practices related to our Named Executive Officers for the most recently completed fiscal year. All Named Executive Officers of Rockville Financial, Inc. are also Named Executive Officers of Rockville Bank (wholly owned subsidiary of Rockville Financial, Inc.). Equity compensation for Named Executive Officers is paid by Rockville Financial, Inc. while cash compensation and benefits are provided by Rockville Bank. We summarize our philosophy and guiding principles as well as our decision process and the outcomes of that process.
Objectives of Rockville’s Compensation Programs and Compensation Philosophy
          Rockville’s executive compensation philosophy is designed to support the Bank’s business objectives to be “Connecticut’s Best Community Bank” by adopting a total compensation program that is attractive, market-based, tied to performance and aligned with shareholders’ interests. We believe the Bank’s objective of remaining community centric; focusing on quality personal service, and expanding its lending activities, banking networks and consumer products, will be enhanced by this strategy.
          Our compensation programs are designed to consider competitive market data, specific role functions that may be unique to our structure, internal equity and the performance of both the individual and the Company. We believe this approach will help us attract, retain and reward the best employees, fulfill the Company’s growth objectives and promote shareholder value. The remainder of this Compensation Discussion and Analysis (“CD&A”) discusses our specific approach to achieving this overall strategy.
Role of the Human Resources Committee, Management and the Compensation Consultant in the Executive Compensation Process
Role of the Human Resources Committee
          The Human Resources Committee (the “Committee”) of our Board of Directors is responsible for discharging the Board of Directors’ (the “Board”) responsibilities in determining salaries, incentives and all other compensation awarded to, earned by or paid to our Named Executive Officers, as well as all other executive officers (other than payments or benefits that are generally available to all other employees of Rockville). Four members of the Board of Directors sit on the Human Resources Committee, each of whom is an independent director under the NASDAQ Global Select Market listing requirements. To fulfill its responsibilities, the Committee meets throughout the year (five times in 2009) and also takes action by written consent. The Chairman of the Committee reports on Committee actions at meetings of the Company’s Board.
Responsibilities of the Human Resources Committee include:
•	Setting the overall compensation philosophy for executive officers.

•	Evaluating the performance of the CEO and determining all elements of compensation.

•	Ensuring Corporate goals and objectives for incentives are consistent with business and/or strategic plans approved by the Board of Directors.

•	Making decisions related to base salary, short-term and long-term incentives payable to executives officers.

•	Reviewing the mix of total compensation to ensure all elements meet desired objectives and overall compensation philosophy.

•	Assessing the material risks posed by the compensation plans of the Company.

•	Reviewing and approving all disclosures related to executive compensation contained in the proxy statement.
          A committee of the Board of Directors, the Stock Awards Committee, comprised of all members of the Board, was developed during 2007 to assist in setting the Company’s equity grant strategy and approving stock allocations. This was done to ensure the Board had proper education and information related to stock practices at the Company. All members of the Human Resources Committee participate in the Stock Awards Committee in order to ensure that the Human Resources Committee has the information and continuity needed to review total compensation. The Stock Awards Committee met once during 2009, primarily for the purposes of setting equity grant strategy and approving stock allocation awards.
          Both the Human Resources and Stock Awards Committees have the authority and resources to obtain advice and assistance from appropriate advisors in carrying out their responsibilities. Both Committees meet in executive session where the Committee deliberates independent of management.
Role of the Compensation Consultant
          For 2009, the Human Resources Committee retained Pearl Meyer & Partners (“Consultant”), an independent consulting firm to provide advice related to executive compensation and equity compensation, and has direct access to these advisors for issues related to executive compensation and benefits and periodically requests advisors to present findings or provide education on best practices and trends in the market related to executive compensation and benefits. The Consultant does not provide any other services to the Company or Bank.
          In 2009, the Committee did not request that the Consultant attend any meetings in person. The Consultant attended one meeting telephonically to brief the Committee on trends and legislation in compensation that may affect the Company or Bank. The Committee did not request any other research or reports regarding executive compensation during the year.
Role of Company’s Management
          The Company’s management provides information and input, as requested by the Human Resources Committee to facilitate decisions related to executive compensation. At the start of each year, the Chief Executive Officer develops proposed Company goals and objectives that are reviewed and approved by the Board of Directors. Performance measures for the incentive plan are based on the Board approved goals.
          Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Human Resources Committee. The Chief Executive Officer, the Chief Operating Officer and the Senior Vice President, Human Resources and Organizational Development Officer provide the Committee and other advisors with Company information related to the Committee’s needs.
          The Human Resources Committee occasionally requests members of senior management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only independent Committee members are allowed to vote on decisions regarding executive compensation.
          Typically, following the Annual Meeting, the Chief Executive Officer reviews executive performance with the Committee and makes recommendations relating to executive compensation decisions. The Committee meets with the Chief Executive Officer to discuss his own performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Committee’s deliberations. Decisions regarding other executives are made by the Committee considering recommendations from the Chief Executive Officer. The Committee also relies on data and advice provided by its Consultant and advisor.
Inputs to Committee Decisions
Competitive Benchmarking
          Understanding the competitive landscape is a key element the Committee considers in setting program targets and making compensation decisions. The Committee relies on data and advice of Pearl Meyer & Partners, which provides benchmarking data, best practices information and general education to members of the Committee as needed throughout the year. Pearl Meyer & Partners completed a comprehensive market assessment in 2007 which the Committee used to make decisions in 2008. The purpose of the review was to provide an independent and objective analysis of all elements of compensation (by element and in aggregate).

          A primary data source used in setting a competitive market for the Named Executive Officers is the information publicly disclosed by a custom peer group of twenty publicly traded banks of similar asset size and region. This peer group is recommended by Pearl Meyer & Partners and approved by the Committee. The comparable companies are reviewed regularly and may change slightly depending on changes in the market place, acquisitions, divestures and business focus of the Company. The following banks were included in the competitive assessment conducted by Pearl Meyer & Partners.

Brookline Bancorp, Inc.	Alliance Financial Corporation
Berkshire Hills Bancorp, Inc.	Center Bancorp, Inc.
OceanFirst Financial Corp.	Smithtown Bancorp, Inc.
Kearny Financial Corp. (MHC)	Leesport Financial Corp.
ESB Financial Corporation	United Financial Bancorp (MHC)
Omega Financial Corporation	Westfield Financial, Inc.
Willow Financial Bancorp, Inc.	Synergy Financial Group, Inc.
Arrow Financial Corporation	First of Long Island Corporation
Bancorp Rhode Island, Inc.	Shore Bancshares, Inc.
Suffolk Bancorp	Benjamin Franklin Bancorp, Inc.
          In addition to the peer group, the Committee considers data from other industry surveys such as the Watson Wyatt Financial Institutions Benchmark Survey and Clark Northeast Banking Compensation Survey. Both surveys are broad-based compensation surveys with more than 100 financial institutions. The information from these competitive data sources were used to make 2008 base salary adjustments and to set the 2008 incentive plan award targets and ranges.
          The comprehensive market assessment was not repeated in connection with the 2009 compensation determinations in light of the general economic climate, the uncertainty of the economy during 2009 and the limited salary increases as described below.
Performance Based Compensation
          The total compensation program is designed to support our belief that all executives should have a significant portion of their compensation tied to performance. We define performance to reflect a balance of both Company and individual performance on both a short- and long-term basis. In setting our total compensation guidelines, we target a significant portion of our compensation in the form of annual cash incentives and equity/long-term incentive awards that focus on performance-based, at-risk compensation.
2009 Executive Compensation Program Components and Decisions
          Compensation paid to the Company’s executive officers in 2009 consisted of the following components: base salary, short-term cash bonuses paid pursuant to the Officer Incentive Compensation Plan (OICP), long-term equity awards paid pursuant to the Company’s 2006 Stock Incentive Award Plan, and participation in our employee and executive benefit plans.
          Base Salaries. Base salaries provide compensation to our executives that reflect their role at the Company. Base salaries are reviewed annually and adjusted as appropriate to reflect each executive’s performance, contribution, experience and pay relative to the market. We also consider internal responsibilities which may be unique to our Company.
          We aim to set base salaries at a “conservatively competitive” level. This is in recognition of our philosophy to place more emphasis on incentive, or performance-based pay. In determining the 2009 base salaries for the Chief Executive Officer and other executive officers, the Committee accepted the CEO’s recommendation that salaries for the executive officers of the Company not be increased at the beginning of the year, but that increases could be considered later in the year. In fact, increases as set forth below did go into effect as of the October 1, 2009 as recommended by the CEO and approved by the Committee. The increases were felt to be in line with general industry practice and the Consultant was not asked to provide an updated market assessment for this reason. The actual annual base salary for each officer was not determined on a formula basis or to equate with a certain percentiles of any peer data, but was based on the individual’s particular responsibilities, experience and contributions at the Company. The following summarizes the 2008 and 2009 salaries for the Company’s Named Executive Officers:

Named Executive Officer	2008 Base Salary	2009 Base Salary(1)	% of Increase
Mr. William J. McGurk	$432,772	$432,772	—
Mr. Joseph F. Jeamel, Jr.	$238,420	$238,420	—
Mr. Christopher E. Buchholz	$196,000	$203,840	4%
Mr. John T. Lund(2)	n/a	$150,800	—
Mr. Richard J. Trachimowicz	$141,000	$146,640	4%

(1)	2009 base salaries reflect increases effective October 1, 2009.

(2)	Mr. Lund became a Named Executive Officer in 2009.
          Incentive Compensation. All executives and officers participate in the Company’s Officer Incentive Compensation Plan (OICP) which is administered by the Human Resources Committee. The OICP is a short-term compensation plan specifically designed to encourage participants to produce results that enable the Company to reach targeted levels of earnings for the fiscal year. The OICP provides participants with an opportunity to earn variable rewards that are contingent on the actual fiscal performance of the Company and the contribution that individual officers make toward that end. A significant portion of the overall annual cash compensation of the executives is provided from the OICP.
          For 2009, the Committee established plan goals and award opportunities as recommended by the CEO. Other factors such as the profitability and long-term planning goals of the Company and other individual performance goals also were taken into consideration.
          Each participant in 2009 had a defined incentive opportunity expressed as a percentage of base salary. The incentive opportunity defines the target award that will be paid based on achieving earnings goals and individual performance. The target incentive opportunity is 60% of base salary for the Chief Executive Officer; 50% for the Chief Operating Officer and Executive Vice President, and 40% for other Named Executive Officers.
          The OICP is funded based on the Company’s net income (excluding security gains and/or losses). At the start of the fiscal year, the Committee established earnings performance goals. A threshold level of 50% of the net income target must be achieved before any incentive awards are made available. Once 50% of the net income goal is achieved, the incentive pool funds at 50%. At the target level of earnings, 100% of the incentive pool is funded. At stretch, which is 110% of the target net income goal, 125% of the incentive pool is funded. This stretch level of performance is designed to be aggressive and have a low likelihood of achievement and is the level of earnings that is established in the annual business plan which must be achieved to fund the incentives at maximum levels.
          As soon as practical, following the end of the fiscal year, management determines the actual earnings performance of the Company and calculates the eligible incentive payouts for each executive. The actual payout is then determined based on the personal performance of each officer. With respect to executive officers, the President and Chief Executive Officer and Senior Vice President, Human Resources and Organizational Development Officer present the recommended incentive award payments to the Human Resources Committee for review and approval. In January 2009, we determined that although 2008 performance was near target, payouts under the plan would be reduced to 60% of target to account for the economic uncertainty laying ahead in 2009.
          For fiscal year 2009, the Company’s target net income after tax was $10.31 million and actual performance was $10.03 million which resulted in funding of 97% of the executive incentive pool. Rather than utilize discretion to decrease the payouts, as was done in 2008, the Committee felt that performance was strong and that the executives should be compensated as intended under the plan. There were no adjustments made to the target net income during the year 2009. Incentive awards were then allocated to participants based on their individual performance, as defined by goals set for each executive at the start of the fiscal year. Individual goals vary by participants to reflect their role and responsibility. In fiscal year 2008, the Committee, at the request of the CEO, decreased the bonus payout for 2008 by 40% in recognition of the uncertain economic times facing the Company. The decrease was implemented even though the performance hurdles for the year were largely achieved. For fiscal year 2009, the performance of the Company has been relatively stable and the Committee feels a discretionary downward adjustment of the bonus amounts is not warranted. As a result, the following incentive awards were allocated to the Named Executive Officers based on the actual performance of the Company and the individuals during fiscal year 2009:

Named Executive Officer	2009 Incentive Target	2009 Incentive Actual	% of Target Incentive
Mr. William J. McGurk	$259,663	$247,600	95%
Mr. Joseph F. Jeamel, Jr.	$119,210	$115,968	97%
Mr. Christopher E. Buchholz	$101,920	$99,148	97%
Mr. John T. Lund	$60,320	$58,679	97%
Mr. Richard J. Trachimowicz	$58,656	$57,061	97%
          Stock Awards. We provide stock-based, long-term incentive compensation to our executive officers in the form of stock and restricted stock awards. Our stock plan is designed to align the financial interests of our officers with our shareholders, create significant ownership among our management team and assist in attracting and retaining executive officers.
          During 2009, executives received stock options and shares of restricted stock that were designed to reflect each executive’s current and anticipated contributions to the Company. The value that may be realized upon exercise of options depends upon the exercise price of the option and the price of the Company’s common stock at the time of exercise, while the value of restricted stock awards depends primarily on the price of our common stock at each vesting date. Following the Company’s minority stock issuance in 2005, the Company began issuing stock awards in 2006. At that time the Committee decided to hold back a large pool of shares for future grants rather than allocate all the shares in the first year which is typical practice among converting banks. The intent was to divide the grants over multiple years in a manner more consistent with practices of established public banks. During 2007, the newly created Stock Awards Committee of the Board of Directors was convened to discuss the Company’s stock award strategy and define the process for allocating the awards going forward.
          The Stock Awards Committee considered the goals for the plan, expense to the Company, size of the share pool and current stock holdings of the executives. As a result of lengthy discussion regarding the propriety of making grants in the face of a hard economic environment and weighing the philosophy of providing much of the executives’ compensation as incentive compensation (which we consider equity compensation to be), and in keeping with the original strategy from 2006, the Stock Awards Committee decided to grant stock options and restricted stock to key officers of the Company in 2009. Had the Committee not approved such grants, executives’ total compensation opportunity would have decreased significantly which the Committee felt would not serve the interests of the Company or its shareholders. The amount of the grants was determined based on market data and recommendations provided by the Consultant.
          Stock option and restricted stock grants were made on March 16, 2009 with an exercise price equivalent to the fair market value ($9.24) per share of common stock on the date of Stock Allocation Committee approval. Stock options and restricted stock vest 20% immediately and 20% annually over the next four years. Stock options and restricted shares vest upon retirement in accordance with the Company’s Retirement Plan.
          The Stock Awards Committee continues to retain a substantial number of shares (primarily stock options) in the equity incentive plan that it intends to use in subsequent years pursuant to its original strategy.
          In conjunction with the granting of stock awards in 2006 the Company adopted a Stock Retention Policy which requires, absent an extraordinary circumstance, that directors and officers who receive stock awards retain at least 25% of the vested shares they receive as restricted stock and that they realize from the exercise of stock options, for as long as they are employed by or in service as a director or officer of the Company. The Committee remains committed to this policy and monitors compliance by the executives.

Chief Executive Officer Compensation Review
          The Human Resources Committee, in determining the compensation for Mr. McGurk, considered Rockville’s financial performance, growth, financial and regulatory condition. As stated above, Mr. McGurk’s 2009 base salary of $432,772 was unchanged from the prior year. The Human Resources Committee, at Mr. McGurk’s recommendation, did not grant a salary increase for Mr. McGurk in 2009. This action was taken in recognition of uncertain economic conditions facing the banking industry. His annual bonus, determined under the OICP, was $247,600 for 2009 or approximately 95% of his target incentive. This award reflects the Company’s achievement of 97% of the target net income goal as well as individual performance. The CEO’s bonus was immaterially lower than what the Company performance would have dictated at the request of the CEO. In accordance with Plan provisions, the bonus was paid in cash.
          Mr. McGurk was granted 3,475 shares of restricted stock and stock options to purchase an aggregate of 31,100 shares of our common stock at an exercise price of $9.24 per share, the fair market value of the stock on the date of grant, March 16, 2009, vesting restrictions and other terms of the options are the same as other executives as outlined above. Similar to the other executives, the amount of the grant was based on market data and recommendation provided by the Consultant.
          Overall, the Committee believes this total compensation package achieves a sound balance between market competitive and individual recognition for Mr. McGurk’s performance.
Benefits and Supplemental Executive Retirement Plans
          In addition to the compensation paid to executive officers as described above, executive officers received, along with and on the same terms as other employees, certain benefits pursuant to the 401(k) Plan, the Employee Stock Ownership Plan, the Retirement Plan and life insurance. All of the executive officers are also eligible to participate in the Supplemental Savings and Retirement Plan. This Plan provides restorative payments to select highly compensated executives designated by the Human Resources Committee who are prevented from receiving the full benefits contemplated by the Retirement Plan, 401(k) Plan and Employee Stock Ownership Plan.
          Mr. McGurk and Mr. Jeamel also receive certain benefits under Rockville Bank’s nonqualified supplemental retirement plans that are otherwise limited by Internal Revenue Code caps on qualified plans. Mr. Buchholz participates in an individual Supplemental Executive Retirement Plan designed to provide him with retirement benefits outside of the Retirement Plan of Rockville Bank which was closed to new entrants as of January 1, 2005. The Human Resources Committee believes this nonqualified supplemental retirement benefit is both appropriate and common for executives based on information reviewed by the Committee at the time the plans were established.
          In addition, Mr. McGurk, Mr. Jeamel, Mr. Buchholz and Mr. Trachimowicz receive automobile allowances.
Death Benefits for Certain Officers
          The Bank maintains an unfunded plan for a select group of officers whose lives have been insured by Bank Owned Life Insurance pursuant to which $25,000 is payable to a beneficiary designated by the officer upon the death of the officer while actively employed by the Bank or after the officer’s retirement in accordance with the terms of the Bank’s defined benefit Retirement Plan. The benefits of the plan are provided solely from Rockville Bank’s general assets.
Executive Employment/Severance Agreements
          The Company has entered into employment agreements with change of control provisions with all of its Named Executive Officers and certain non-executive officers. All of these contracts reflect a term of one year. The Company believes these agreements are necessary and appropriate to provide a level of financial security to officers important to the success of the Company in the event a change of control affecting the Company occurs. All of the contracts providing change of control protection contain “double trigger” provisions. This means that the officer is entitled to change of control compensation only if there is both a change of control at the Company and the officer either has his or her employment terminated or he or she terminates with “good reason.”
Risk Assessment
          Our executive compensation philosophy is meant to provide a balanced approach to rewarding performance across many different types of individual and financial performance measures. This approach also mitigates the risk to the business that the behaviors motivated by the compensation plans will be focused on one particular area of performance to the detriment of the health of the Company as a whole over the long- or short-term.
          In addition, as a regulated community bank, Rockville has always adhered to a conservative and balanced approach to risk in general. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice. In addition, we are periodically examined by the Federal Deposit Insurance Corporation and the Connecticut Banking Department.
          After a thorough review of our philosophy and evaluating the fiscal year 2009 compensation plan results, we concluded that our compensation programs provide appropriate balance across many performance measures, controls on the range of payouts, and ultimately allows Committee discretion in making awards. Therefore, we do not believe that there is any material risk to the Company posed by our compensation plans.
Tax, Accounting and Other Considerations
          The Human Resources Committee considers the effects of tax and accounting treatments when it determines executive compensation. For example, in 1993, the Internal Revenue Code was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring Rockville’s compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. Also, the employment contracts for the Named Executive Officers contain change of control “tax gross up” provisions such that if the change of control payment to any of the executive officers exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G and thereby imposes an excise tax on the officer, the Company, or its successor, will pay such officer additional amounts to compensate for the excise tax. The Committee believes the change in control features are unlikely to be triggered given the Company’s desire to remain an independent, community-oriented institution, and that the “gross up” features of the contracts are consistent with that belief and strategy. The Human Resources Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under the Rockville Financial, Inc. 2006 Stock Incentive Award Plan.
HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
          The Human Resources Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Human Resources Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which incorporates by reference the disclosure contained in this Proxy Statement.

March 8, 2010
The Human Resources Committee:
David A. Engelson, Chairman
C. Perry Chilberg, Vice Chairman
Raymond H. Lefurge, Jr.
Rosemarie Novello Papa
COMPENSATION OF EXECUTIVE OFFICERS AND TRANSACTIONS WITH MANAGEMENT
Summary Compensation Table
          The following table sets forth certain information with respect to the compensation of our principal executive officer, principal financial officer and three most highly compensated executive officers during 2009. Each individual listed in the table below may be referred to as a Named Executive Officer or NEO or Executive Officer. The material terms of each officer’s employment agreements are described above on page 22. No options or other equity-based awards were repriced or otherwise modified during 2009 for the Named Executive Officers. A portion of 2009 compensation as reflected in the following table is represented by the value attributable to restricted stock and stock options granted in the first quarter.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock(4)	Option(5)	Incentive Plan	Compensation	All Other
Position	Year	Salary(3)	Bonus	Awards	Awards	Compensation(6)	Earnings(7)	Compensation(8)	Total
(a)	(b)	( c)$	(d)$	(e)$	(f)$	(g)$	(h)$	(i)$	(j)$
William J. McGurk	2009	432,772	0	32,109	94,855	247,600	505,387	74,546	1,387,269
President and Chief	2008	426,954	0	503,160	81,600	124,638	579,973	101,199	1,817,524
Executive Officer	2007	403,471	0	0	122,400	242,676	0	77,177	845,724
Joseph F. Jeamel, Jr.	2009	238,420	0	25,410	41,785	115,968	129,400	87,071	638,054
Chief Operating Officer	2008	234,439	0	323,460	32,640	64,373	192,856	1,589,475	2,437,243
	2007	219,881	0	0	48,960	99,189	258,106	51,587	677,723
Christopher E. Buchholz	2009	197,809	0	23,100	34,313	99,148	173,984	39,091	567,445
Executive Vice	2008	192,662	0	119,800	27,200	44,100	50,042	47,678	481,482
President	2007	168,318	0	0	40,800	59,129	77,466	30,562	376,275
John T Lund(1) Senior Vice President, Chief Financial Officer and Treasurer	2009	146,531	0	13,860	19,063	58,679	0	18,219	256,352
Richard J. (2) Trachimowicz SVP/Human Resources and Organizational	2009	142,302	0	20,790	18,605	57,061	66,554	25,600	330,912
Development Officer	2008	138,531	8,058	59,900	17,680	30,456	75,797	25,613	356,035

(1)	Mr. Lund was hired on December 8, 2008 and became a Named Executive Officer in 2009.

(2)	Mr. Trachimowicz became a Named Executive Officer in 2008.

(3)	Reflects actual base salary amounts paid for fiscal year 2009. 2009 base salaries are follows: Mr. McGurk: $432,772, Mr. Jeamel: $238,420; Mr. Buchholz: $203,840; Mr. Lund: $150,800; and Mr. Trachimowicz: $146,640.

(4)	These amounts represent the aggregate grant date fair value of restricted stock awards made pursuant to Rockville’s 2006 Stock Incentive Award Plan determined in accordance with FASB Topic 718. Prior years were restated in order to comply with the new reporting requirement. For the restricted stock awarded in December 2006, 20% vested on December 22, 2006, and 20% vest on each December 13, 2007-2010; for the restricted stock awarded in February 2008, 20% vested on February 20, 2008 and 20% vest on each February 20, 2009-2012; for the restricted stock awarded in March 2009, 20% vested on March 16, 2009 and 20% vest on each March 16, 2010-2013. Mr. McGurk and Mr. Jeamel reached retirement age and unvested shares will be accelerated upon retirement; therefore, the awards were fully expensed at grant. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2009 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

(5)	These amounts represent the aggregate grant date fair value of stock option awards made pursuant to Rockville’s 2006 Stock Incentive Award Plan determined in accordance with FASB Topic 718. The stock options awarded in December 2006 vested on December 13, 2008. The stock options awarded in August 2007 vested 20% on August 14, 2007 and vest 20% on each August 14, 2008-2011; for the stock options awarded in February 2008, 20% vested on February 20, 2008 and 20% vest on each February 20, 2009-2012; for the stock options awarded in March 2009, 20% vested on March 16, 2009 and 20% vest on each March 16, 2010-2013. Mr. McGurk and Mr. Jeamel reached retirement age and unvested shares will be accelerated upon retirement; therefore, the awards were fully expensed at grant. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2009 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

(6)	Reflects the annual incentive earned for fiscal year 2009 under the Rockville Bank Officer Incentive Compensation (OICP) Plan.

(7)	Reflects the change in the present value of the life annuity from fiscal year end 2008 to 2009 for both the qualified and non-qualified defined benefit retirement plans (The Retirement Plan of Rockville Bank, SERP, Supplemental Savings and Retirement Plan, and Supplemental Executive Retirement Agreement). Change in Pension Value as follows:

		Supplemental	Supplemental	Supplemental
	Retirement Plan	Executive	Savings &	Executive Ret.
Name	(Pension)	Retirement Plan	Retirement Plan	Agreement	Total
		(SERP)		(Flat $ Benefit)
William J. McGurk	$133,921	$278,428	$93,038		$505,387
Joseph F. Jeamel, Jr.	119,288	0 (a)		$10,112 (b)	129,400
Christopher E. Buchholz				173,984 (c)	173,984
John T. Lund(d)					0
Richard J. Trachimowicz	66,554				66,554

(a)	Mr. Jeamel received a lump sum payout of this benefit during 2008. As of December 31, 2009, he is not entitled to any future payments from this plan.

(b)	Mr. Jeamel began receiving benefits from this plan during 2008. The present value increased due to the fact that discount rates have decreased to 5.55% from 6.40%.

(c)	Participant is vested in the benefit under this plan based on a plan change effective April 15, 2009.

(d)	Mr. Lund is not currently eligible to participate in the listed plans.
(8)	All Other compensation includes 401(k) matching contributions, car allowance, ESOP contributions, Company Contribution to Supplemental Savings and Retirement Plan, Group term life insurance premium and dividends.

The following table shows individual amounts for fiscal year 2009 included in the “All Other Compensation” column.
All Other Compensation — Break Out

		Employee	Bank	Group			Supplemental
Name and		Stock	Owned	Term			Savings and
Principal		Ownership	Life	Life	Dividend	Car	Retirement
Position	401(k)(a)	Plan(b)	Insurance(c)	Insurance(d)	Paid(e)	Allowance(f)	Plan	Other		Total
William J. McGurk	$7,350	$16,447	$105	$6,858	$9,237	$933	$33,616	$0		$74,546
Joseph F. Jeamel, Jr.	7,350	16,447	105	10,555	6,000	3,923	9,291	33,400	(g)	87,071
Christopher E. Buchholz	14,700	16,447	0	1,765	1,920	3,923	166	170	(h)	39,091
John T. Lund	7,864	9,958	0	199	180	0	0	18	(i)	18,219
Richard J. Trachimowicz	5,394	12,069	105	1,032	1,000	6,000	0	0		25,600

(a)	Rockville’s matching contributions to the qualified defined contribution 401(k) retirement plan.

(b)	Rockville’s contributions allocated under the Employee Stock Ownership Plan. Vesting as follows: 100% for Mr. McGurk, Mr. Jeamel and Mr. Trachimowicz; 60% for Mr. Buchholz; and 0% for Mr. Lund.

(c)	The cost of a $25,000 death benefit through Bank Owned Life Insurance.

(d)	Group term life insurance premiums for coverage in excess of $50,000.

(e)	Dividend paid for unvested restricted stock.

(f)	Mr. McGurk’s car allowance reflects his personal use of a company car. Mr. Jeamel and Mr. Buchholz’s car allowances were approved by the Human Resources Committee in August and became effective in September, 2007. Mr. Trachimowicz’s car allowance became effective in November 2008.

(g)	Includes a life insurance premium gross-up reimbursement ($5,764), a payout from Mr. Jeamel’s SERP ($27,636).

(h)	Flex credit to offset the cost of health/dental insurance.

(i)	Volunteer pay.
Grants of Plan-Based Awards
          The following table presents information on plan-based compensation in 2009 for the Named Executive Officers. The restricted stock and stock option awards were granted in 2009 under Rockville’s 2006 Stock Incentive Award Plan, described below. These restricted stock and stock option awards vest over a five-year period.

						All Other
						Stock
						Awards:
					All Other	Number		Grant
					Stock	of	Exercise	Date Fair
					Awards:	Securities	or Base	Value of
		Estimated Possible Payouts Under			Number	Under-	Price of	Stock and
		Non-Equity Incentive Plan Awards(2)			of Shares	lying	Option	Option
	Grant	Threshold	Target	Maximum	of Stock	Options	Awards(3)	Awards(4)
Name	Date(1)	($)	($)	($)	or Units (#)	(#)	($/Sh)	($/Sh)
William J. McGurk	3/16/09	129,832	259,663	324,579	3,475	31,100	9.24	126,964
Joseph F. Jeamel, Jr.	3/16/09	59,605	119,210	149,013	2,750	13,700	9.24	67,195
Christopher E. Buchholz	3/16/09	50,960	101,920	127,400	2,500	11,250	9.24	57,413
John T. Lund	3/16/09	30,160	60,320	75,400	1,500	6,250	9.24	32,923
Richard J. Trachimowicz	3/16/09	29,328	58,656	73,320	2,250	6,100	9.24	39,395

(1)	This column shows the date of the grant for all awards granted in 2009.

(2)	For Mr. McGurk, the Annual Incentive Compensation Plan target represents 60% of base salary. All other executives Annual Incentive Compensation Plan target as a percentage of base salary follows: Mr. Jeamel — 50%, Mr. Buchholz — 50%, Mr. Lund — 40% and Mr. Trachimowicz — 40%. Incentive opportunity ranges from 50% to 125% of the target.

(3)	Exercise price represents the closing price on the grant date.

(4)	For stock option awards, it reflects the grant date FASB Topic 718 fair value for awards disclosed in the column (j) the Black-Scholes value is $3.05 per share. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2009 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

2006 Stock Incentive Award Plan
          The Board of Directors and shareholders of the Company approved the Rockville Financial, Inc. 2006 Stock Incentive Award Plan in 2006. The Board of Directors believes that the ability to grant stock options, stock awards, stock appreciation rights and/or performance awards is an important component of the Company’s overall compensation philosophy. In order to attract, retain and motivate qualified employees and Board members, the Board believes the Company must offer market competitive, long-term compensation opportunities. The Board believes that the availability of stock-based benefits is a key component in this strategy and that this strategy also furthers the objective of aligning the interests of management and Company shareholders.
The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to each Named Executive Officer as of December 31, 2009.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market
								Number	or Payout
			Equity			Number	Market	of	Value of
			Incentive			of	Value of	Unearned	Unearned
	Number of		Plan			Shares	Shares	Shares,	Shares,
	Securities	Number of	Awards			or Units	or Units	Units or	Units or
	Underlying	Securities	Number of			of Stock	of Stock	Other	Other
	Unexercised	Underlying	Securities			That	That	Rights	Rights
	Options	Unexercised	Underlying	Option		Have	Have	That	That
	Exercisable	Options(1)	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	Options	Unexercisable	Options	Price	Expiration	Vested(2)	Vested(3)	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
William J. McGurk	6,220	24,880		9.24	3/16/2019	2,780	29,190
	12,000	18,000		11.98	2/20/2018	25,200	264,600
	18,000	12,000		14.35	8/14/2017	0	0
	30,000	0		17.77	12/13/2016	8,400	88,200
Joseph F. Jeamel, Jr.	2,740	10,960		9.24	3/16/2019	2,200	23,100
	4,800	7,200		11.98	2/20/2018	16,200	170,100
	7,200	4,800		14.35	8/14/2017	0	0
	12,000	0		17.77	12/13/2016	5,400	56,700
Christopher E. Buchholz	2,250	9,000		9.24	3/16/2019	2,000	21,000
	4,000	6,000		11.98	2/20/2018	6,000	63,000
	6,000	4,000		14.35	8/14/2017	0	0
	6,500	0		17.77	12/13/2016	800	8,400
John T. Lund	1,250	5,000		9.24	3/16/2019	1,200	12,600
Richard J. Trachimowicz	1,220	4,880		9.24	3/16/2019	1,800	18,900
	2,600	3,900		11.98	2/20/2018	3,000	31,500
	3,900	2,600		14.35	8/14/2017	0	0
	2,000	0		17.77	12/13/2016	200	2,100

(1)	The options granted at $17.77 vested on December 13, 2008, the options granted at $14.35 will vest on each August 14, 2007-2011, the options granted at $11.98 will vest on each February 20, 2008-2012 and the options granted at $9.24 will vest on each March 16, 2009-2013.

(2)	Vesting dates for the stock awards are as follows: for the restricted stock awarded in December 2006, 20% on December 22, 2006, and 20% on each December 13, 2007-2010; for the restricted stock awarded in February 2008, 20% on February 20, 2008 and 20% on each February 20, 2009-2012; for the restricted stock awarded in March 2009, 20% on March 16, 2009 and 20% on each March 16, 2010-2013. Vesting is accelerated upon retirement. Mr. McGurk and Mr. Jeamel reached retirement age; therefore, unvested shares will vest on an accelerated basis upon retirement.

(3)	Market values are based on the closing market price of the Company’s stock of $10.50 on December 31, 2009.

The following information sets forth the stock awards vested and stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2009.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
Name	Exercise	Upon Exercise ($)	Vesting	Vesting ($)(2)
William J. McGurk(1)	0	0	17,495	169,550
Joseph F. Jeamel, Jr. (1)	0	0	11,350	109,950
Christopher E. Buchholz	0	0	3,300	31,112
John T. Lund	0	0	300	2,772
Richard J. Trachimowicz	0	0	1,650	15,346

(1)	Vesting is accelerated upon retirement. Mr. McGurk and Mr. Jeamel reached retirement age; therefore, unvested shares will vest on an accelerated basis upon retirement.

(2)	Value reflects the vested shares at the vesting price on February 20, 2009 of $9.13, March 16, 2009 of $9.24 and December 14, 2009 of $10.29.
Supplemental Executive Retirement Plan
          The Bank has adopted the Supplemental Executive Retirement Plan (the “SERP”) for the purpose of providing designated executives of Rockville Bank with supplemental retirement benefits. Messrs. McGurk and Jeamel have been designated by the Human Resources Committee for participation in the SERP which provides them with a retirement benefit equal to 70% of the executive’s average annual earnings over the 12-month period during the last 120 months of employment producing the highest average or, if higher, the executive’s current annual earnings, which include base salary plus annual incentive compensation. The SERP benefit is offset by the executive’s benefits under the tax-qualified Retirement Plan and the Supplemental Savings and Retirement Plan. With respect to Mr. Jeamel, his SERP benefit is also offset by his benefits under his Supplemental Executive Retirement Agreement and his split dollar insurance policy.
          Participants in the SERP are entitled to their benefit upon the later of termination of employment or attainment of age 60, subject to the completion of five years of service with the Bank. Benefits under the SERP are payable in monthly installments in the form of a straight life annuity unless the participant has made a lump sum election in accordance with the terms of the SERP. A participant may elect to receive all, none or a specified portion of his or her retirement benefit as a lump sum determined on the basis of the interest rate and mortality assumptions used to calculate benefits under the tax-qualified Retirement Plan. Any such lump sum election must be made prior to the date of the participant’s commencement of participation in the SERP; otherwise, such an election becomes effective only if the participant remains in the employment of the Bank for the full 12 calendar months immediately following the date of the election (except in the case of death or disability) and payment of such lump sum pursuant to such election is not made until the fifth anniversary of the date on which payment would otherwise have been made.
          In the event that a participant who has made an election dies or becomes disabled during the 12-calendar month period following the election date, the requirement to remain employed during such 12-month period will be deemed to have been satisfied. Benefits under the SERP are not payable if barred by any action of the Connecticut Banking Commissioner or the Federal Deposit Insurance Corporation. Moreover, benefits are not payable if the participant is in breach of any non-competition or other restrictive covenant agreement in such participant’s employment or change in control agreement or if the participant has been discharged from employment for cause. In the event of a participant’s death, the participant’s spouse will receive a benefit equal to 100% of the benefit that would have been provided from the SERP had the participant retired on the date of death and commenced benefits on the later of the date the participant would have attained age 60 or the date of the participant’s death; provided, however, that in calculating the participant’s benefit, the offset attributable to the participant’s tax-qualified Retirement Plan shall be determined on the basis of the 50% survivor annuity payable to the spouse under the tax-qualified Retirement Plan.

          Upon the death of a participant after benefits commence under the SERP, 100% of the benefit that the participant was receiving at the time of death will be continued to his or her spouse; provided, however, that if a participant previously received a lump sum payment of all or a portion of the participant’s retirement benefit, such death benefit to the participant’s surviving spouse shall be proportionately reduced. In the event of the death of a participant who has one or more children who are dependents for federal income tax purposes and whose spouse dies while such child is a dependent, 100% of the benefit payable to the participant or the spouse, as the case may be, shall be continued to such dependent(s) for so long as any child remains a dependent. In 2008, the Human Resources Committee amended the SERP to comply with new Section 409A of the Internal Revenue Code and its regulations.
Supplemental Executive Retirement Agreement
          Rockville Bank established Supplemental Executive Retirement Agreements (the “Agreement”) for Mr. Jeamel and Mr. Buchholz to supplement their retirement benefits from other sources. Under the Agreements, Mr. Jeamel is receiving an annual benefit of $27,636 and Mr. Buchholz may receive an annual benefit of $40,000, each for twenty years, payable in 240 monthly installments. Benefits payable under the Agreement will be forfeited in the event Mr. Jeamel or Mr. Buchholz is “terminated for cause” before a “change in control.”
Pension Benefits
          The following table provides information regarding the retirement benefits for the NEOs under the Company’s tax-qualified defined benefit and supplemental executive retirement plans, namely the Retirement Plan of Rockville Bank, Supplemental Executive Retirement Plan, Supplemental Executive Retirement Agreement, and Supplemental Savings and Retirement Plan, described below.

		Present Value of	Payments During
	Number of Years	Accumulated	Last Fiscal
Name	Credited Service	Benefit($)	Year($)
William J. McGurk Retirement Plan of Rockville Bank	29.00	1,784,290	0
Supplemental Executive Retirement Plan of Rockville Bank (70% SERP)	29.83	2,944,961	0
Supplemental Savings & Retirement Plan of Rockville Bank (Article V- Supplemental Pension Benefit)	29.00	917,493	0
Joseph F. Jeamel, Jr. Retirement Plan of Rockville Bank	19.00	1,253,514	0
Supplemental Executive Retirement Agreement (Flat $ Benefit)	18.18 (1)	321,442 (2)	27,636
Christopher E. Buchholz(3) Supplemental Executive Retirement Agreement (Flat $ Benefit)	3.58	301,492	0
John T. Lund(4) Retirement Plan of Rockville Bank	0	0	0
Richard J. Trachimowicz Retirement Plan of Rockville Bank	14.00	381,758	0

(1)	The Plan began paying out benefits to its incumbent; therefore, it does not credit years of service any more. The years of service shown are from Mr. Jeamel’s hiring date to December 31, 2009.

(2)	Mr. Jeamel began receiving benefits from the Supplemental Executive Retirement Agreement during 2008.

(3)	Participant is vested in the benefit under this plan based on a plan change effective April 15, 2009.

(4)	Mr. Lund is not eligible for a benefit under this plan.
Non-Qualified Deferred Compensation
          Rockville maintains one defined contribution plan, the Supplemental Savings and Retirement Plan, that provides for the deferral of compensation for executives on a basis that is not tax qualified.
          The Bank adopted the Supplemental Savings and Retirement Plan, which was implemented in connection with the reorganization and offering. This plan provides restorative payments to executives designated by the Human Resources Committee who are prevented from receiving the full benefits contemplated by the tax-qualified Retirement Plan, 401(k) Plan and Employee Stock Ownership Plan. The NEOs participate in the plan. The restorative payments under the plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the Employee Stock Ownership Plan, deferrals and payments for employer safe harbor or matching contributions that cannot be made under the 401(k) Plan due to the legal limitations imposed on the 401(k) Plan and payments for benefits that cannot be paid under the Retirement Plan due to legal limitations imposed on benefits payable from the Retirement Plan.
          The following table provides information in respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified.

		Registrant
	Executive	Contributions	Aggregate	Aggregate	Aggregate
	Contributions	in Last	Earnings in	Withdrawals /	Balance at
Name	in Last FY($)	FY($)(1)	Last FY($)(2)	Distributions($)	Last FYE($)
William J. McGurk	43,277	33,616	84,357	0	373,647
Joseph F. Jeamel, Jr.	0	9,291	962	0	49,352
Christopher E. Buchholz	0	166	1,029	0	3,960
John T. Lund	0	0	0	0	0
Richard J. Trachimowicz	0	0	0	0	0

(1)	2009 deferred compensation match on current year deferrals.

(2)	2009 deferred compensation interest accrued on all deferrals.
Retiree Medical/Drug, Dental and Life Insurance Plans
          The Bank established the Retiree Medical/Drug Insurance Plan, the Retiree Dental Insurance Plan and the Retiree Life Insurance Plan to provide retiree welfare benefits to employees hired before March 1, 1993 who had at least five years of service at retirement and are age 62 or older. Participants in the Retiree Medical/Drug Insurance Plan and the Retiree Dental Insurance Plan may have to pay a percentage of the premiums payable under the plans, depending on their accumulated years of service and whether they retire before or after January 1, 1994.
          Participants hired before March 1, 1993 who had at least five years of service at retirement and are age 62 or older are eligible for life insurance coverage equal to the lesser of their final salary at retirement rounded to the next thousand or $100,000. At age 70, the life insurance coverage in effect as of a participant’s retirement date shall be reduced by 50%. The Bank pays 100% of all premiums under the Retiree Life Insurance Plan.
Employment and Change in Control Agreements
          In 2006, the Bank and the Company amended its existing employment agreement with the Bank’s President and Chief Executive Officer to provide for a one year, renewable term. The current term ends on December 31, 2010 and may be extended upon written notice from the Human Resources Committee. Similarly, the employment agreements with the Bank’s remaining Executive Officers (each, including the President and Chief Executive Officer, an “Executive Officer”), will also end on December 31, 2010 and may be extended on an annual basis upon written notice provided by the Human Resources Committee. All of these contracts reflect a term of one year. The employment agreements generally provide for a base salary and the continuation of certain benefits currently received and are reviewed annually by the Human Resources Committee.
          Under specified circumstances, the employment agreements require certain payments to be made upon the Executive Officer’s termination of employment for reasons including a “change in control” as defined in the agreement. However, the Executive Officer’s employment may be terminated for cause without incurring any continuing obligations. If the Bank chooses to terminate these employment agreements for reasons other than cause, or if the Executive Officer resigns from the Bank under specified circumstances that constitute good reason, a severance benefit is payable in the amount of three times the sum of his or her base salary and his or her potential annual incentive compensation for the year of termination or, if higher, his or her actual annual incentive compensation for the year prior to the year of termination. The severance benefit is payable in monthly installments over the 36 months following termination unless the termination occurs within two years after a change in control, in which case it is payable in an immediate lump sum.
          In addition, the Executive Officer is entitled to a pro-rata portion of the annual incentive compensation potentially payable to him or her for the year of termination; accelerated vesting of any outstanding stock options, restricted stock or other stock awards; immediate exercisability of any outstanding options; and deemed satisfaction of any performance-based objectives under any stock or other long-term incentive award. If the Executive Officer elects to continue his or her health plan coverage under COBRA, the Bank will pay the Executive Officer on a monthly basis the after-tax cost of such COBRA coverage. If the COBRA continuation period is less than three years, the Bank will make a good faith effort to obtain other comparable insured coverage for the Executive Officer for the balance of such three-year period; otherwise, the Bank will pay the Executive Officer a lump sum amount equal on an after-tax basis to the present value of the cost of the coverage that would have been incurred for the balance of such three-year period if the Executive Officer had participated in the Bank’s retiree medical plan. In addition, the Bank will pay the Executive Officer a lump sum amount equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for such three-year period.
          In the event that an Executive Officer becomes entitled to benefits in connection with a change in control that are subject to the tax on excess parachute payments under Section 4999 of the Internal Revenue Code, the Bank will pay to the Executive Officer a gross-up payment such that the net amount retained by the Executive Officer, after deduction of any such excise tax and related income and excise taxes, will be equal to the total payments he or she would have received absent such excise tax. In the event of a potential change in control, the Bank will fund a rabbi trust to provide for payment of benefits due to the Executive Officers under their employment agreements. In consideration for the compensation and benefits provided under their employment agreements, the Executive Officers are prohibited from competing with the Bank and the Company during the term of their employment agreements and for a period of two years following their termination of employment; provided, however, that such prohibition does not apply in the event of the Executive Officer’s termination by the Company without cause within two years following a change in control or the Executive Officer’s resignation for good reason within two years following a change in control or the Executive Officer’s voluntary resignation without entitlement to severance benefits.
Potential Payments Upon Termination or Change in Control
          In considering the change in control provisions for the employment agreements, the Human Resources Committee was mindful of the Bank’s intent to remain independent. Accordingly, the Committee believes a change in control situation triggering these provisions, and therefore the payment of the change in control amounts, is unlikely. Conversely, the change in control provisions may also serve as a defensive deterrent to an unwanted change in control overture.
          The tables below reflect the compensation and benefits due to each of the Named Executive Officers, following or in connection with any termination of employment. The amounts shown assume that each termination of employment was effective as of December 31, 2009, and the fair market value of the Company’s common stock was $10.50, the closing price of common stock on the NASDAQ Global Select Stock Market on that date. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. Actual amounts to be paid can only be determined at the time of the termination of employment.
Payments and Benefits upon any Termination
          Executive officers are entitled to receive earned and unpaid compensation upon any termination of employment. In addition, all unvested stock awards and all unvested stock options held by the Executive Officers will be forfeited upon termination of employment, except death, disability, retirement and change-in-control.
          Mr. McGurk, and Mr. Jeamel have reached the retirement age defined in their employment agreements. Therefore, their termination except “involuntary termination for cause” would be considered “Retirement” per the terms of their employment agreements. These Executive Officers are entitled to a lump sum payment equal to the pro-rata portion of Executive’s annual target incentive compensation potentially payable in cash to Executive for the year of termination.
Voluntary Termination
          Mr. McGurk and Mr. Jeamel have reached the retirement age defined in their employment agreements. Therefore, their voluntary termination would be considered “Retirement” per the terms of their employment agreements and entitled benefits per the terms of “Retirements.” Mr. McGurk and Mr. Jeamel are eligible to post retirement health care and post retirement life insurance.
          An Executive Officer who voluntarily terminates employment is not entitled to any benefits.
Involuntary Termination for Cause
          An Executive Officer whose employment is terminated for cause is not entitled to any benefits. Mr. McGurk and Mr. Jeamel are eligible for post retirement health care and post retirement life insurance.
Involuntary Termination Without Cause
Upon an involuntary termination other than for cause, or simple expiration of the term of the agreement, the Executive Officer is entitled to
•	Three times the sum of the Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the greater of the portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination or the portion of the Executive’s annual incentive compensation that became payable in cash to the Executive for the latest year preceding the year of termination.

•	A lump sum payment equal to the pro-rata portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination.

•	The continuation of benefits, which includes health care, group term life insurance and long-term disability benefits.

•	Mr. McGurk and Mr. Jeamel are eligible for post-retirement health care and post retirement life insurance.
Involuntary Termination or Voluntary Termination for Good Reason after Change-in-Control
Upon an involuntary termination after Change-in-Control, the Executive Officer is entitled to
•	Three times the sum of the Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the greater of the portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination or the portion of the Executive’s annual incentive compensation that became payable in cash to the Executive for the latest year preceding the year of termination.

•	A lump sum payment equal to the pro-rata portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination.

•	The continuation of benefits, which includes health care, group term life insurance and long-term disability benefits.

•	A lump-sum tax gross-up payment if the executive becomes subject to the 20% excise tax on “parachute payments.”

•	Mr. McGurk and Mr. Jeamel are eligible for post-retirement health care and post-retirement life insurance.
Death
          The Executive Officer’s survivor is entitled to receive earned and unpaid compensation upon the death of the Executive Officer and all unvested stock awards and all unvested stock options held by the Executive Officer will be accelerated and the beneficiary can exercise the options at any time within five years from the termination. In addition, the health care benefit will be continued up to three years.
•	Mr. McGurk and Mr. Jeamel’s survivors are eligible for post-retirement health care.

Disability
          The Executive Officer is entitled to receive earned and unpaid compensation upon the separation from service due to disability of the Executive Officer and all unvested stock awards and all unvested stock options held by the Executive Officer will be accelerated and the Executive Officer can exercise the options at any time within five years from the termination. In addition, the health care benefit will be continued until the Executive Officer is eligible for Medicare.
Retirement
          The Executive Officer is entitled to receive earned and unpaid compensation upon the retirement of the Executive Officer and all unvested stock awards and all unvested stock options held by the Executive Officer will be accelerated and the Executive Officer can exercise the options at any time within five years from the termination. In addition, the health care benefit will be continued until the Executive Officer is eligible for Medicare. Mr. McGurk and Mr. Jeamel are eligible for post-retirement health care and post-retirement life insurance.
          The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2009 for William J. McGurk. Column (d) assumes an involuntary termination of the executive in mid year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	2,077,305	0	2,077,305	0	0
Short-Term Incentive	259,663	259,663	259,663	0	259,663	259,663	259,663
Stock Option Unvested and Accelerated (1)	31,349	31,349	31,349	0	31,349	31,349	31,349
Restricted Stock Unvested and Accelerated	381,990	381,990	381,990	0	381,990	381,990	381,990
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	218,706	218,706	260,701	218,706	260,701	148,607	250,555
280G Tax & Gross Up	0	0	0	0	0	0	0

Total:	891,708	891,708	3,011,008	218,706	3,011,008	821,609	923,557

(1)	The stock options granted on 12/13/2006, 8/14/2007 and 2/20/2008 were underwater as of 12/31/2009.

(2)	Includes postretirement health care, postretirement life insurance, health care continuation for eligible non-spouse dependent only, group term life benefit and long-term disability benefit.

          The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2009 for Joseph F. Jeamel, Jr. Column (d) assumes an involuntary termination of the executive in mid year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	1,072,890	0	1,072,890	0	0
Short-Term Incentive	119,210	119,210	119,210	0	119,210	119,210	119,210
Stock Option Unvested and Accelerated (1)	13,810	13,810	13,810	0	13,810	13,810	13,810
Restricted Stock Unvested and Accelerated	249,900	249,900	249,900	0	249,900	249,900	249,900
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	96,837	96,837	103,566	96,837	103,566	0	96,837
280G Tax & Gross Up	0	0	0	0	0	0	0

Total:	479,757	479,757	1,559,376	96,837	1,559,376	382,920	479,757

(1)	The stock options granted on 12/13/2006, 8/14/2007 and 2/20/2008 were underwater as of 12/31/2009.

(2)	Includes postretirement health care, postretirement life insurance, group term life benefit and long-term disability benefit.
          The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2009 for Christopher E. Buchholz. Column (d) assumes an involuntary termination of the executive in mid year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	917,280	0	917,280	0	0
Short-Term Incentive	0	0	101,920	0	101,920	0	0
Stock Option Unvested and Accelerated (1)	0	0	0	0	11,340	11,340	11,340
Restricted Stock Unvested and Accelerated	0	0	0	0	92,400	92,400	92,400
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	0	0	7,951	0	7,951	0	22,528
Supplemental Executive Retirement Agreement Acceleration (3)	0	0	0	0	0	0	0
280G Tax & Gross Up	0	0	0	0	385,317	0	0

Total:	0	0	1,027,151	0	1,516,208	103,740	126,268

(1)	The stock options granted on 12/13/2006, 8/14/2007 and 2/20/2008 were underwater as of 12/31/2009.

(2)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For disability, benefit is assumed to continue until the participant is eligible for Medicare.

(3)	Mr. Buchholz is vested in the benefit under the Supplemental Executive Retirement Agreement (Flat $ Benefit) on a plan change effective April 15, 2009. Therefore, there is no additional benefit upon CIC under this plan any longer.
     The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2009 for John T. Lund. Column (d) assumes an involuntary termination of the executive in mid year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	633,360	0	633,360	0	0
Short-Term Incentive	0	0	60,320	0	60,320	0	0
Stock Option Unvested and Accelerated (1)	0	0	0	0	6,300	6,300	6,300
Restricted Stock Unvested and Accelerated	0	0	0	0	12,600	12,600	12,600
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	0	0	102,933	0	102,933	97,175	851,353
280G Tax & Gross Up	0	0	0	0	325,821	0	0

Total:	0	0	796,613	0	1,141,334	116,075	870,253

(1)	The stock options granted on 12/13/2006, 8/14/2007 and 2/20/2008 were underwater as of 12/31/2009.

(2)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For disability, benefit is assumed to continue until the participant is eligible for Medicare.
          The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2009 for Richard J. Trachimowicz. Column (d) assumes an involuntary termination of the executive in mid year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ (c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	615,888	0	615,888	0	0
Short-Term Incentive	0	0	58,656	0	58,656	0	0
Stock Option Unvested and Accelerated (1)	0	0	0	0	6,149	6,149	6,149
Restricted Stock Unvested and Accelerated	0	0	0	0	52,500	52,500	52,500
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	0	0	76,087	0	76,087	31,854	254,960
280G Tax & Gross Up	0	0	0	0	258,950	0	0

Total:	0	0	750,631	0	1,068,230	90,503	313,609

(1)	The stock options granted on 12/13/2006, 8/14/2007 and 2/20/2008 were underwater as of 12/31/2009.

(2)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For voluntary termination or disability, benefit is assumed to continue until the participant is eligible for Medicare and for his spouse until the expiration of her COBRA continuation period.

Director Compensation
Director Fees
          After the Human Resources Committee reviewed the results of the analysis on Board of Directors Compensation completed by Pearl Meyer & Partners, and in recognition of the economic climate, the Human Resources Committee recommended not to increase Board of Directors meeting fees from $900 per meeting. Other Board of Directors Compensation also remained the same.
          Each non-employee Director receives an annual retainer of $10,200, $900 for each Board meeting and $850 for each Committee meeting that he or she attends. In addition to the above fees, the Chairman of the Board also receives an annual retainer of $21,000, and the Vice Chairman of the Board, the Audit Committee Chairman, and the Human Resources Committee Chairman receive annual retainers of $11,400. The Company paid fees totaling $375,725 to non-employee Directors during the fiscal year ended December 31, 2009. Directors are not paid separately for their services on the Board of both the Company and the Bank.
          On March 16, 2009, each non-employee Director received 3,500 shares of stock options. The exercise price of these options is $9.24, the grant date closing price. The grant date fair value for each stock option award is $10,675. These options vested 20% immediately and the remaining 20% will vest annually on each anniversary of the grant date over the next four years.
          The following table details the compensation paid to each of our non-management Directors in 2009.

					Change in
					Pension
	Fees				Value and
	Earned				Nonqualified
	or Paid	Stock		Non-Equity	Deferred
	in	Awards	Option	Incentive Plan	Compensation	All Other
	Cash(1)	(2)	Awards	Compensation	Earnings(4)	Compensation(4)	Total
Name	($)	($)	(3)	($)	($)	($)	($)
Michael A. Bars	55,725	0	10,675	0	0	800	67,200
C. Perry Chilberg	32,800	0	10,675	0	0	800	44,275
David A. Engelson	42,975	0	10,675	0	0	998	54,648
Pamela J. Guenard	26,675	0	10,675	0	0	0	37,350
Raymond H. Lefurge, Jr.	60,650	0	10,675	0	0	800	72,125
Stuart E. Magdefrau	37,525	0	10,675	0	0	800	49,000
Thomas S. Mason	40,800	0	10,675	0	0	998	52,473
Rosemarie Novello Papa	26,900	0	10,675	0	0	0	37,575
Peter F. Olson	40,075	0	10,675	0	0	800	51,550
Richard M. Tkacz	32,000	0	10,675	0	0	0	42,675

(1)	Mr. Mason elected to defer 50% of his annual fees, $20,400.

(2)	These amounts represent the aggregate grant date fair value of restricted stock awards in accordance with FASB Topic 718. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2009 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference. As of December 31, 2009, Directors have the following unvested shares; Bars — 2,000 shares; Chilberg — 2,000 shares; Engelson — 2,495 shares; Lefurge — 2,000 shares; Magdefrau — 2,000 shares; Mason — 2,495 shares; and Olson — 2,000 shares.

(3)	These amounts represent the aggregate grant date fair value of restricted stock awards in accordance with FASB Topic 718. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2009 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference. As of December 31, 2009, Directors have the following unvested shares; Bars — 4,900 shares; Chilberg — 4,900 shares; Engelson — 4,900 shares; Guenard — 4,900 shares; Lefurge — 4,900 shares; Magdefrau — 4,900 shares; Mason — 4,900 shares; Papa — 4,900 shares; Olson — 4,900 shares; and Tkacz — 4,900 shares.

(4)	Reflects dividends paid for unvested restricted stock owned by each Director in 2009.
Deferred Compensation Plan
          The Bank maintains the Rockville Bank Non-Qualified Deferred Compensation Plan for Directors, a non-qualified plan that permits Directors to defer all or part of their total fees for a plan year in 25% increments. The participants in the Non-Qualified Deferred Compensation Plan direct the investment of their deferred amounts among several investment funds. Participants elect the method of payment of their deferral accounts either on a date certain or upon termination of their service as a Director. Participants may elect to receive the deferral amounts in a lump sum payment or in consecutive annual installments over a period not to exceed five years. The Bank accrued expenses totaling $9,300 to Directors in connection with this plan during the fiscal year ended December 31, 2009.
          Compensation in the form of perquisites and other personal benefits provided by us has been omitted for all individual Directors as the total amount of those perquisites and personal benefits constituted less than $10,000 for 2009 for each.
Certain Relationships and Related Transactions
          Federal law and regulation generally require that all loans or extensions of credit to a Director or an executive officer must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit a Director or an executive officer to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the Director or executive officer is not given preferential treatment compared to the other participating employees.
          Directors, executive officers and employees of the Company and its subsidiaries are permitted to borrow from the Bank in accordance with the requirements of federal and state law. All loans made by the Bank to Directors and executive officers or their related interests have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. Residential mortgage loans to three Directors reflected interest rate discounts available to all employees of the Bank. The Company believes that at the time of origination these loans, none involved more than the normal risk of collectability nor presented any other unfavorable features.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF PAMELA J.
GUENARD TO SERVE AS DIRECTOR OF THE COMPANY FOR A TERM OF TWO YEARS, AND ELECTION OF DAVID A.
ENGELSON AND RICHARD M. TKACZ TO SERVE AS DIRECTORS OF THE COMPANY FOR A TERM OF FOUR YEARS, AND
UNTIL THEIR RESPECTIVE SUCCESSORS ARE QUALIFIED AND ELECTED.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal 2)
     The Audit Committee has appointed the firm of Wolf & Company, P.C. to be independent auditors for Rockville for the year ending December 31, 2010, subject to ratification of the appointment by Rockville’s shareholders. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Wolf & Company, P.C., independent certified public accountants, to audit the books and accounts of Rockville for the year ending December 31, 2010. If Rockville’s shareholders do not ratify the appointment, the Audit Committee will consider a change in auditors for the next year.
     Wolf & Company, P.C. has advised Rockville that they are independent accountants with respect to Rockville, within the meaning of standards established by the Independence Standards Board and federal securities laws administered by the SEC.
     Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of Wolf & Company, P.C. as Rockville’s independent auditors for the year ending December 31, 2010.
     Representatives of Wolf & Company, P.C., the Company’s independent registered public accounting firm for the year ended December 31, 2009, are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION
OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS ROCKVILLE’S INDEPENDENT AUDITORS
FOR THE YEAR ENDING DECEMBER 31, 2010.
OTHER BUSINESS
     As of the date of this Proxy Statement, the Board of Directors knows of no matters to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies, as determined by a majority of the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
          Pursuant to the proxy solicitation regulations of the SEC, any shareholder proposal intended for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2011 Annual Meeting of Shareholders must be received by the Company by November 30, 2010. The Company’s 2011 Annual Meeting of Shareholders is currently scheduled to take place on April 26, 2011. Nothing in this paragraph shall be deemed to require Rockville to include in its proxy statement and form of proxy any shareholder proposal which does not meet the requirements of the SEC in effect at the time.
ANNUAL REPORTS
          Copies of the Company’s 2009 Annual Report to Shareholders, which includes its Annual Report to the SEC on Form 10-K for the year ended December 31, 2009, accompanying this proxy statement are not a part of the proxy solicitation materials. The Annual Report to the SEC accompanying this proxy statement does not include the Form 10-K’s exhibits filed with the SEC. These exhibits are listed in the Form 10-K and can be viewed on the SEC’s website (www.sec.gov) or, upon written request, we will provide any recipient of this proxy statement, free of charge, all exhibits filed at the SEC with the Form 10-K. Requests should be directed to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066.
PROXY STATEMENT
          Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 27, 2010. The proxy statement, the 2009 Annual Report to Shareholders and the form of proxy are available at http://www.cfpproxy.com/5820.
          The Board of Directors urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

By Order of the Board of Directors

Judy Keppner
Secretary

Appendix A
ROCKVILLE FINANCIAL, INC.
ROCKVILLE BANK
Audit Committee Charter
2010
For purposes of this Charter, the term “Bank” shall include Rockville Bank and Rockville Financial, Inc., its parent holding company, as appropriate.
I. PURPOSE
There shall be a Committee of the Board of Directors to be known as the Audit Committee (the “Committee”). The purpose of the Audit Committee is to provide assistance to the Bank’s Board of Directors in fulfilling its responsibilities relating to (i) the integrity of the Bank’s financial statements, the reporting process and the systems of internal controls regarding finance, accounting, legal and regulatory compliance and public disclosure of financial information; (ii) the annual independent audit of the Bank’s financial statements, the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance; (iii) the performance of the Bank’s internal audit function; (iv) the performance of the Bank’s compliance function; and (v) the fulfillment of the other responsibilities set out herein. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Board of Directors, the independent auditors, the internal auditors, and Bank management.
II. COMPOSITION
The Audit Committee shall be comprised of at least three non-employee members of the Bank’s Board of Directors, determined in accordance with its Audit Committee Independence Determination Policy, all of whom are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member and all of whom satisfy the independence and expertise requirements of the NASDAQ, the Securities and Exchange Commission (the “SEC”) and any other applicable laws and regulations. At a minimum, because the Committee is a combined Committee of Rockville Bank and Rockville Financial, Inc., a member of the Rockville Bank Audit Committee will not be considered “Independent” for FDIC purposes if, among other things, the Director:
•	Has been employed by the Bank or its affiliates in the current year or past three years.

•	Accepts directly or indirectly any consulting, advisory or other compensatory fee from the Bank or any affiliate thereof, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee and other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Bank, provided such compensation is not contingent in any way on continued service.

•	Has accepted or has an immediate family member who has accepted any compensation from the Bank or its affiliates in excess of $120,000 during any of the three previous fiscal years (except for board services, retirement plan benefits, or non-discretionary compensation).

•	Has an immediate family member who is, or has been in the past three years, employed by the Bank or its affiliates as an executive officer.

•	Has been a partner, controlling shareholder or an executive officer of any “for profit” business to which the Bank made or from which it received, payments (other than those which arise solely from investments in the Bank’s securities) that exceed five percent of the Bank’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

•	Has been employed as an executive of another entity where any of the Bank’s executives serve on that entity’s compensation committee.
All of the members of the Audit Committee must have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Committee will qualify as an audit committee “financial expert” as defined by the SEC. The members of the Audit Committee shall be appointed by the Board of Directors on the recommendation of the Nominating Committee.

III. MEETINGS
The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate. In addition, the Audit Committee will meet at least semi-annually in separate executive sessions with both the independent auditor and the internal auditor. At least annually, the Audit Committee will hold one executive session with the independent auditor at an off-site location.
IV. AUDIT COMMITTEE RESPONSIBILITIES
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine if the Bank’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.
Administrative
1.	Review and reassess the adequacy of this Charter at least annually and recommend proposed changes to the Board of Directors for approval.

2.	Review at least annually with the full Board of Directors, the independence and expertise requirements of each Audit committee member. The results of such review including discussions and deliberations will be documented in the minutes of the Board meeting.

3.	Report regularly to the Board of Directors, making recommendations that the Audit Committee deems appropriate.
Financial Reporting
4.	Review the Bank’s quarterly financial statements and annual audited financial statements with management and the independent auditor prior to filing with the SEC, including any certification, report, opinion or review rendered by management or the independent auditor in connection with the foregoing.

5.	Prepare the Audit Committee report required by the rules of the SEC to be included in the Bank’s annual proxy statement.

6.	Review earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if any.
Independent Auditor
7.	Ensure the independent auditor is registered with the Public Company Accounting Oversight Board (PCAOB) and reports directly to the Audit Committee.

8.	At least annually, meet with the independent auditor to review the scope of their proposed audit of the Bank’s financial statements and the audit procedures to be used and formally approve the audit plan and engage the independent auditor. Tax services and other non-audit services not explicitly prohibited under section 201 of the Sarbanes-Oxley Act of 2002, may be provided by the independent auditor with the Audit Committee’s pre-approval.

9.	Oversee and evaluate the work of the independent auditor in connection with the preparation and issuance of any audit report or related work.

10.	Review with the independent auditor, any problems or difficulties the auditor may have encountered in preparing the Bank’s financial statements or other financial reports and any management letter provided by the auditor and management’s response. Resolve any disputes between management and the independent auditor that may have arisen in connection with the preparation of such statements and reports.

11.	Review with management and the independent auditor, the effect of regulatory and accounting initiatives and any correspondences with regulators or governmental agencies which raise material issues regarding the Bank’s financial statements or accounting policies.

12.	Obtain and review, at least annually, the independent auditor’s formal written report describing its independence and discuss all significant relationships which could impair its independence.

13.	Discuss matters required to be communicated to the Audit Committees in accordance with AICPA Statement on Auditing Standards (SAS) No. 61, Communication With Audit Committee.
Outsourced Internal Audit
14.	Not less than annually, the Audit Committee, with the assistance of management and the Internal Audit Manager, will evaluate whether or not the internal audit function should continue to be outsourced.

15.	Engage the internal audit firm to perform financial, operational, information technology and/or regulatory consumer compliance internal auditing services, and if required by regulation or law, review and test management’s FDICIA or Sarbanes-Oxley section 404 assertions and documentation.

16.	Oversee and evaluate the Bank’s internal audit function including: the independence and objectivity of the internal auditor’s reporting obligations; the adequacy of the annual audit risk assessments, plans and programs to promote a safe and sound operating environment; and the coordination of the internal audit plans with the independent auditor..

17.	Review the finding of the outsourced internal auditor and ensure management responses to such findings are appropriate and action plans are completed in a timely manner.

18.	The Chairman of the Audit Committee will have authority to approve internal audit special investigations which have not been included as part of the current Audit Plan.
Financial Reporting Principles and Internal Controls
19.	Consult with management, the independent auditor and the internal auditor regarding the integrity of the Bank’s financial reporting processes (internal and external) and meet with management to review the Bank’s major financial risk exposures and the steps management has taken to monitor and control such risks.

20.	Review and approve where appropriate any significant changes to the Bank’s accounting or auditing principles and practices as suggested by management, the independent auditor or the internal auditor as well as the adequacy of internal controls that could significantly affect the Bank’s financial statements.

21.	Review recommendations made by the independent or internal auditors and management’s response.
Other Duties
22.	Establish and ensure that procedures are in place for the receipt, retention and treatment of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters, and the confidential anonymous submission by Bank employees of concerns regarding questionable accounting or auditing matters. Annually review the Bank’s Whistleblower Policy and investigate matters brought to its attention through such policy.

23.	Oversee the Bank’s compliance function and ensure the overall compliance program and procedures are adequate.
V. INDEPENDENT AUDITOR RESPONSIBILITIES
1.	Each year the Independent Auditing Firm will present their Audit Plan and the estimated fees for performing the annual audit in the form of an engagement letter. This engagement letter will be presented to the Audit Committee for their approval and acceptance.

2.	The Independent Auditors will meet with the Audit Committee to review the Audit Plan and results of their annual audit and to discuss any concerns of the Independent Auditors including those items cited in the Management Letter on the Bank’s internal control function.

3.	The Independent Auditors will discuss with the Audit Committee the matters required by Generally Accepted Auditing Standards (GAAS), FDICIA, and any other regulatory standards.

4.	The Independent Auditor will report directly to the Audit Committee concerning audit findings and recommendations, and administratively to the Chief Financial Officer.
VI. INTERNAL AUDIT RESPONSIBILITIES
1.	The objective of the Bank’s internal audit function is to ensure the Bank has established effective internal controls, and is in compliance with applicable laws, regulations and internal policies.

2.	Internal audit will perform an annual audit risk assessment and develop and maintain a risk-based audit plan to allocate budgeted hours in the most efficient and effective manner. This plan will be presented to the Audit Committee for approval prior to the beginning of each audit plan cycle.

3.	Internal audit will provide competent, experienced internal audit professionals to perform and document all required internal audits, including appropriate quality control and internal management supervision and review of all findings and recommendations.

4.	Internal audit will maintain a high degree of independence and professionalism to meet industry standards for executing the annual audit engagement.

5.	Internal Audit will follow up with management and verify that exceptions noted during regulatory exams, independent or internal audits are addressed in a satisfactory manner.

6.	Internal Audit will report directly to the Audit Committee concerning audit findings and recommendations, and administratively to the SVP of Operations/IT, who will serve as the Internal Audit Manager.

VII. INTERNAL AUDIT MANAGER RESPONSIBILITIES
The Internal Audit Manager (IAM) function is being performed by the Senior Vice President (SVP) of Operations, who in such capacity is “administratively” responsible for overseeing and coordinating the activity of the outsourced internal auditor on behalf of the Audit Committee, including:
1.	Coordinating and developing the quarterly audit calendar with senior management and the outsourced internal auditor in accordance with the audit plan approved by the Audit Committee.

2.	Serving as the “liaison” between bank management and the outsourced internal auditor during the planning, fieldwork and reporting phases of each audit to ensure all audit activity is completed and reported within the budgeted hours, including addressing and resolving any conflicts encountered by the outsourced internal auditor.

3.	Obtaining and providing the outsourced internal auditor with quarterly updates from bank management on the status of all open audit findings to ensure timely reporting to the Audit Committee on a quarterly basis.

4.	When the internal auditor audits the SVP of Operations/IT’s areas of responsibility the SVP/CFO will oversee the distribution and results of the audits.

5.	The Internal Audit Manager will be subject to a risk assessment that will be reviewed annually by the Audit Committee.
VIII. DELEGATION TO SUBCOMMITTEE
The Audit Committee may, at its discretion, delegate any portion of its duties and responsibilities to a subcommittee of the Audit Committee or a member of the Audit Committee as permitted by law or the rules of the NASDAQ.
IX. RESOURCES AND AUTHORITY
In discharging its responsibilities, the Audit Committee shall have full access to the Bank’s outside legal counsel, the independent auditor, members of other Board committees and anyone in the organization. In addition, the Audit Committee is empowered to investigate or authorize investigations into any matter brought to its attention with the full power to retain outside legal, accounting or other advisors without approval of the Board. The Committee shall determine, in its sole discretion, the level of funding to compensate such outside legal, accounting or other advisors and the Bank shall be obligated to make such funding available.
X. INTERNAL AUDIT CONTINGENCY PLAN
It is the policy of Rockville Bank to maintain a comprehensive program of internal auditing as an overall control measure and as a service to the organization. Its purpose is to aid executive management and management at operational levels in achieving business goals without undue risk as well as to assist the Audit Committee in carrying out their responsibilities as they relate to the Bank’s accounting policies, internal controls, and financial reporting practices.
Internal audit responsibilities are outsourced to an internal audit firm. They shall perform all the audit tests, procedures, and analyses necessary to assist the Board of Directors and management in meeting their regulatory safety and soundness requirements in accordance with the regulatory “Interagency Policy Statement on the Internal Audit Function and Its Outsourcing.”
In the event the current internal audit firm is no longer engaged, it is the intention of the Bank to engage another outside firm to perform the internal audit function. The Audit Committee, with the assistance of the Internal Audit Manager (SVP of Operations/IT), will hire skilled temporary staff to carry out the audit plan until a permanent or temporary firm has been hired and has implemented an appropriate internal audit process for the Bank. The Bank will not engage its current Independent Accountants for the purpose of fulfilling the internal audit function

Appendix B
ROCKVILLE FINANCIAL, INC.
ROCKVILLE BANK
Human Resource Committee Charter
2010
For purposes of this Charter, the term “Bank” shall include Rockville Bank and Rockville Financial, Inc., its parent holding company, as appropriate.
I. PURPOSE
There shall be a Committee of the Board of Directors to be known as the Human Resource Committee. The purpose of the Human Resource Committee is to provide overall guidance with respect to the establishment, maintenance and administration of the Bank’s compensation programs and employee benefit plans, including reviewing and approving certain aspects of the Chief Executive Officer’s and other executive officers’ compensation as set forth below.
II. COMPOSITION
The Human Resource Committee shall be comprised of at least three non-employee members of the Bank’s Board of Directors, all of whom are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee Member and all of whom satisfy the independence requirements of NASDAQ and any other applicable laws and regulations. The members of the Human Resource Committee shall be appointed as provided in the Bylaws of Rockville Bank.
III. DUTIES AND RESPONSIBILITIES
1.	Annually review and approve corporate goals and objectives relevant to the Bank’s Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of these goals and objectives and approve the Chief Executive Officer’s base salary, incentive compensation and other compensation based on this evaluation. In determining long-term incentive compensation of the Chief Executive Officer, the Human Resource Committee shall consider the Bank’s performance and relative shareholder return, the advancement of the Bank’s financial and non-financial goals and objectives, the value of similar incentive awards to Chief Executive Officers at comparable companies, the awards given to the Bank’s Chief Executive Officer in past years and such other criteria as the Committee may, from time to time, deem relevant. Notwithstanding the foregoing, the Committee will not make awards under the Bank’s 2006 Stock Incentive Award Plan, but will advise on the consistency between the awards proposed and the objectives of the Bank’s compensation program for the Chief Executive Officer. The Chief Executive Officer will not be present during deliberations of his own compensation and performance evaluation unless specifically invited to participate in such deliberations.

2.	Authorize the Bank’s Chief Executive Officer to establish corporate goals and objectives relevant to the compensation of the executive officers of the Bank other than the Chief Executive Officer. Annually review with the Chief Executive Officer his evaluation of the performance of these executive officers in light of these goals and objectives. The Human Resource Committee will review the base salary, incentive compensation and other compensation of these executive officers as proposed by the Chief Executive Officer. In performing these functions, the Human Resource Committee shall meet with the Chief Executive Officer for purposes of considering his recommendations regarding these matters; any unresolved issues may be referred to the entire Board of Directors for resolution. Notwithstanding the foregoing, the Committee will not make awards under the Bank’s 2006 Stock Incentive Award Plan, but will advise on the consistency between the awards proposed and the objectives of the Bank’s compensation program for the executive officers.

3.	Provide oversight of the administrative functions of the employee pension, welfare, equity-based and fringe benefit plans (collectively, the “employee benefit plans”) maintained by the Bank, including, without limitation, hiring actuaries, attorneys, accountants and other plan professionals, performing the functions of the plan administrator for such plans, ruling on benefit claims, preparing reports to be filed with governmental agencies, preparing reports for participants, maintaining plan records and approving qualified domestic relations orders for such plans.

(b) Adopt, amend and terminate the employee benefit plans maintained by the Bank.

(c) Establish investment objectives and policies for the qualified retirement plans maintained by the Bank, including without limitation, the 401(k) Plan, the Retirement Plan and the Employee Stock Ownership Plan, and any successors to such Plans; engage such trustee, investment, consulting, administrative, legal, accounting and other professional service providers (collectively, the “professional service providers”) as the Committee deems necessary or appropriate, including without limitation, appointing an investment manager or managers pursuant to Section 402(c) of the Employee Retirement Income Security Act of 1974, as amended; enter into agreements with such professional service providers upon such terms and conditions as the Committee shall deem advisable; and review and evaluate the performance of any such professional service provider appointed or retained by the Committee.

(d) Allocate among its members or delegate to any other committee of the Bank or person(s) duly authorized by the Committee or the duly authorized delegates of such duly authorized committee or person(s) any of the responsibility and authority of the Committee with respect to the employee benefit plans.

4.	Review and make recommendations to the Board as to the form and amount of compensation for Bank directors.

5.	Review all disclosures relative to executive and director compensation included as part of the Bank’s annual proxy statement, including the Compensation Discussion and Analysis section, and approve the Human Resource Committee report.

6.	Retain, at the Bank’s expense, advisors the Committee deems necessary or appropriate to properly carry out its responsibilities. In carrying out its responsibilities, the Committee shall also have access to the Bank’s legal, financial or other advisors as the Committee deems necessary or desirable.

7.	Make regular reports to the Board of Directors on the Committee’s activities.

8.	Review and reassess the adequacy of this Charter at least annually and recommend proposed changes to the Board of Directors for approval.

9.	Annually review and report to the Board of Directors on its own performance.

Appendix C
ROCKVILLE FINANCIAL, INC.
ROCKVILLE BANK
Director Nominations Policy
For purposes of this Policy, the term “Bank” shall include Rockville Bank and Rockville Financial, Inc., its parent holding company, as appropriate.
I. PURPOSE
This Director Nominations Policy describes the procedure for selecting (i) Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders, (ii) candidates to fill vacancies on the Board in between annual meetings of shareholders, and (iii) Board members for membership on Board committees. To assist in the selection process, there shall be a Committee to be known as the Nominating Committee. The purposes of the Nominating Committee are to assist the Board of Directors by (1) identifying individuals qualified to become Board members and recommending to the independent members of the Board (“Independent Directors”), Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders and candidates to fill vacancies on the Board in between annual meetings of shareholders; and (2) recommending to the Board annually, the directors to be appointed to Board committees. For purposes of this Policy, a director shall be considered an Independent Director if the director is free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as a Board member and satisfies the independence requirements of the NASDAQ Global Select Stock Market and any other applicable laws and regulations.
II. COMPOSITION AND MEETINGS OF NOMINATING COMMITTEE
The Nominating Committee shall be comprised of the Executive Committee of the Board of Directors of the Bank and two Corporators of Rockville Financial MHC, Inc. selected by the President of the Bank.
The Nominating Committee shall meet at least once a year, or more frequently as circumstances dictate. The Committee shall report to the Board of Directors after each Committee meeting.
III. NOMINATIONS PROCESS
Board of Director Nominations
Role of Nominating Committee
1.	Recommend to the Independent Directors, Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders and candidates to fill vacancies on the Board in between annual meetings of shareholders.

2.	Seek or retain individuals qualified to become candidates for nomination or re-nomination as directors on an ongoing basis, in such a manner as the Committee deems appropriate. In doing so, the Committee shall develop criteria for identifying and determining the desired skills and attributes required of individuals who may be nominated for election and/or re-election to the Board, which shall reflect at a minimum all applicable laws, rules, regulations and listing standards. In developing this criteria and evaluating individual candidates, the composition of the existing Board shall be taken into account including: the diversity of experience and background represented on the Board; the need for financial, business, academic, public and other expertise on the Board and its committees; the commitment to the Bank and its core values as described in the Bank’s Mission Statement and the ability of directors to work cooperatively to represent the best interests of the Bank, its customers, shareholders, employees and the communities its serves.

3.	Evaluate any candidates for director recommended by shareholders in the same manner as all other candidates.

4.	Review Board composition, size, structure, meeting frequency, operations and performance annually to ensure that the Board of Directors is comprised of a majority of independent directors in accordance with the rules of the NASDAQ Global Select Stock Market.

5.	Retain, at the Bank’s expense, advisors the Committee deems necessary or appropriate to properly carry out its responsibilities. In carrying out its responsibilities, the Committee shall also have access to the Bank’s legal, financial or other advisors as the Committee deems necessary or desirable.
Role of Independent Directors
The Independent Directors shall recommend to the full Board, by majority vote, Director nominees for election and/or re-election to the Board at the annual meeting of shareholders and candidates to fill vacancies on the Board in between annual meetings of shareholders. In making such recommendations, the Independent Directors shall consider the recommendations of the Nominating Committee but may recommend Director nominees not recommended or considered by the Nominating Committee.
Role of Shareholders
Nominations by shareholders of record will be considered by the Nominating Committee if such nomination is submitted in writing to the Secretary of the Bank either by mail or in person at the principal offices of the Bank located at 25 Park Street, Rockville, Connecticut 06066 not less than 100 days prior to any meeting of shareholders called for the election of directors; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered in person to the Secretary of the Bank prior to the close of business on the 10th day following the earlier of (i) the date on which notice of such meeting was given to shareholders; or (ii) the date on which a public announcement of such meeting was first made.
          To be considered, the shareholder’s nomination must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of capital stock of the Bank that will be voted for each proposed nominee; (iv) the name and address of the notifying shareholder; (v) the number of shares of capital stock of the Company that are beneficially owned by the notifying shareholder; (vi) any other information relating to the proposed nominee as required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vii) the nominee’s written consent to serve as a director if elected.
Role of Board of Directors
The Board of Directors shall recommend to the shareholders Director nominees for election and/or re-election to the Board at the annual meeting of shareholders and shall fill vacancies on the Board in between annual shareholder meetings from the candidates recommended by the independent directors and in accordance with the foregoing procedure.
Nominations to and Oversight of Board Committees
The Nominating Committee and Chief Executive Officer (“CEO”) of the Bank shall have the following responsibilities with respect to nominations to and oversight of Board committees:
1.	The CEO shall recommend to the Board membership of Board committees and shall annually review and recommend to the Board such changes to the Board’s committee structure and committee functions as the CEO deems advisable.

2.	The Nominating Committee shall provide the Board with its input regarding the CEO’s recommendations for membership on Board committees and changes to the Board’s committee structure and committee functions as requested by the Board.

3.	The Nominating Committee shall annually review the composition of the Board committees to ensure that the Audit Committee and Human Resources Committee are comprised entirely of independent Directors as required under NASDAQ Global Select Stock Market and SEC rules.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ROCKVILLE FINANCIAL, INC.
ANNUAL MEETING OF SHAREHOLDERS ON
APRIL 27, 2010
   The undersigned being a shareholder of Rockville Financial, Inc. hereby appoints Raymond H. Lefurge, Jr., Michael A. Bars and Peter F. Olson or each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the 2010 Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on April 27, 2010, at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut 06074, and at any adjournments thereof. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

		With-	For All
	For	hold	Except
1. Election of two Directors for a four year term: David A. Engelson Richard M. Tkacz	☐	☐	☐

Election of one Director for a two year term:

Pamela J. Guenard

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) in the space provided below.

	For	Against	Abstain
2. Ratification of the appointment of Wolf & Company P.C. as independent auditors for the current year	☐	☐	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

   This proxy will be voted as directed or, if no direction is given, will be voted “FOR” the nominees under Proposal 1, “FOR” the ratification of Rockville Financial, Inc.’s appointment of independent auditors in Proposal 2; and in accordance with the determination of a majority of the Board of Directors as to any other matters. If the proxy is not marked to withhold authority to vote for the nominees, it will be voted FOR the nominees.
   Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 27, 2010. The proxy statement, the 2009 Annual Report to Shareholders and the form of proxy are available at http://www.cfpproxy.com/5820.

Detach above card, sign, date and mail in postage paid envelope provided.
ROCKVILLE FINANCIAL, INC.
   If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. Please check your mailing address as it appears on the Revocable Proxy. If it is inaccurate, please include your correct address below.
   Please date this Revocable Proxy and sign, exactly as your name(s) appears on your stock certificate. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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